Exhibit 10.1

Execution Version

Published CUSIP Number:	14752UAE4
Revolving Credit CUSIP Number:	14752UAF1
Term Loan CUSIP Number:	14752UAG9

$1,100,000,000

CREDIT AGREEMENT

dated as of April 21, 2023,

by and among

CASEY’S GENERAL STORES, INC.,

as Borrower,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,
COBANK, ACB,
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
and
BMO CAPITAL MARKETS CORP.,
as Joint Lead Arrangers and Joint Bookrunners,
JPMORGAN CHASE BANK, N.A.,
UMB BANK, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION,
CIBC BANK USA,
and
GOLDMAN SACHS BANK USA,
as Co-Documentation Agents

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TABLE OF CONTENTS (continued)

Page

ARTICLE VIII
AFFIRMATIVE COVENANTS

Section 8.1	Financial Statements and Other Information	85
Section 8.2	Notices of Material Events	87

TABLE OF CONTENTS (continued)

Page

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Guaranty

SCHEDULES
Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 7.1	-	Jurisdictions of Organization and Qualification and Subsidiaries
Schedule 7.17	-	Material Contracts
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.4	-	Existing Benefit Plans
Schedule 9.5	-	Existing Loans, Advances and Investments
Schedule 9.7	-	Transactions with Affiliates
Schedule 12.9	-	Voting Participants

i

CREDIT AGREEMENT, dated as of April 21, 2023, by and among CASEY’S GENERAL STORES, INC., an Iowa corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1      Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” means any acquisition, or any series of related acquisitions, by which any Person (a) purchases or otherwise acquires (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Extended Term Loans or Extended Revolving Credit Commitments, which shall be consistent with the applicable provisions of this Agreement relating to Extended Term Loans or Extended Revolving Credit Commitments and otherwise reasonably satisfactory to the Administrative Agent.

“Adjusted Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) the Simple SOFR Adjustment and (b) the Floor.  Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 12.1(e).

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to money laundering or financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

			Revolving Credit Loans and Term Loans
Pricing Level	Consolidated Leverage Ratio	Facility Fees	Adjusted Term SOFR or Adjusted Daily Simple SOFR+	Base Rate +
I	Less than 2.00 to 1.00	0.15%	1.10%	0.10%
II	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.20%	1.30%	0.30%
III	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.25%	1.50%	0.50%
IV	Greater than or equal to 3.50 to 1.00	0.30%	1.70%	0.70%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 8.1(d) for the most recently completed fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level II until the Calculation Date for the second full fiscal quarter ending after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 8.1(d) for the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level IV until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding such Calculation Date.  The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly (and in any case within five (5) Business Days) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13.

“Applicable Maturity Date” means (a) with respect to any Revolving Credit Loan or Swingline Loan, the Revolving Credit Maturity Date, or (b) the Initial Term Loan, the Term Loan Maturity Date or (c) any Incremental Term Loan (if any) the date as determined pursuant to, and in accordance with, Section 5.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Wells Fargo Securities, LLC, CoBank, ACB, Coöperatieve Rabobank U.A., New York Branch and BMO Capital Markets Corp., in each case, in its capacity as a joint lead arranger and joint bookrunner.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to any of clauses (j) or (l) of Section 9.11.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Availability Limit” means, on any date occurring during a Collateral/Covenant Period, the aggregate principal amount of the Revolving Credit Commitments and Term Loans that, when taken together (without duplication) with the aggregate principal amount of all Priority Debt of the Borrower and its Subsidiaries then outstanding, would not exceed 20% of the Consolidated Net Worth (determined as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 8.1(a) or (b)).

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Daily Simple SOFR in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Daily Simple SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Daily Simple SOFR is unavailable or unascertainable).  Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Benchmark” means, initially, Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“board of directors” means:

(a)        with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)         with respect to a partnership, the board of directors of the general partner of the partnership;

(c)        with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(d)       with respect to any other Person, the individual or board or committee of such Person serving a management function similar to those described in clauses (a), (b) or (c) of this definition.

“Borrower” means Casey’s General Stores, Inc., an Iowa corporation.

“Borrower Materials” has the meaning assigned thereto in Section 8.1.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.

“Cash Collateralize” means to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable.  “Cash Collateral” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralized Letter of Credit” has the meaning assigned thereto in Section 3.12(d).

“Cash Equivalents” means

(a)          Dollars or money in other currencies received in the ordinary course of business;

(b)        securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;

(c)        securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(d)        demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000;

(e)         repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated A-1 by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;

(f)        commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition;

(g)         short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above; and

(h)         shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Property.

“Change in Control” means the occurrence of any of the following events:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 35% or more of the voting power of the total outstanding voting stock of the Borrower; or

(b)       the Borrower consolidates with or merges with or into another Person or another Person merges with or into the Borrower, or all or substantially all the assets of the Borrower and the Subsidiaries, taken as a whole, are transferred to another Person, and, in the case of any such merger or consolidation, the securities of the Borrower that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of the Borrower are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, Equity Interests of the surviving Person (the “Surviving Person”) that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the Surviving Person or of the Person of which such Surviving Person is a direct or indirect wholly-owned Subsidiary (the “Ultimate Parent”).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means April 21, 2023.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement and each other document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral/Covenant Event” means the occurrence of any event or condition whereby the Borrower or any of its Subsidiaries are required to provide Liens to secure the Obligations pursuant to Section 9.13.

“Collateral/Covenant Period” means each period commencing on the date of a Collateral/Covenant Event and ending on the first date that (a) such Collateral/Covenant Event ceases to exist and (b) no Default or Event of Default is then continuing.

“Collateral/Covenant Suspension Period” means any period that does not include any portion of a Collateral/Covenant Period.

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) all provisions for federal, state and other income taxes, (iii) depreciation and amortization expense, including amortization of goodwill and other intangible assets, and (iv) non-cash stock option expense, in each case determined on a consolidated basis in accordance with GAAP. If, during the period for which Consolidated EBITDA is being calculated, the Borrower or any Subsidiary has acquired one or more Persons (or the assets thereof), or made any Disposition, in any transaction or group of related transactions, which acquisition or Disposition, as the case may be, the Borrower is required to disclose in the Borrower’s financial statements pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Consolidated EBITDA shall be calculated on a pro forma basis as if the transaction or transactions had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, for any period, the net income (or deficit) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding in any event (a) any extraordinary, unusual or nonrecurring gain or loss (net of any tax effect) or any gain or loss from discontinued operations and (b) net earnings of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions.

“Consolidated Net Worth” means, as of any date, the consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means as of any date (a) all Indebtedness of the Borrower and its Subsidiaries as of such date, including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP, minus (b) the lesser of (x) $150,000,000 and (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract, the ability to exercise voting power or otherwise. “Controlled” has the meaning correlative thereto.

“Covered Party” has the meaning assigned thereto in Section 12.23(a).

“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Daily Simple SOFR (other than pursuant to the Adjusted Daily Simple SOFR component of the definition of “Base Rate”), as provided in Section 5.1(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or any Term Loan required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Designated Person List” has the meaning assigned to it in Section 12.9(b)(iii)(A).

“Designated Persons” has the meaning assigned to it in Section 12.9(b)(iii)(A).

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments; provided that only the portion of such Equity Interest that is required to be redeemed, is so redeemable or is so convertible at the option of the holder thereof before such date will be deemed to be Disqualified Equity Interests.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).  For the avoidance of doubt, any Designated Person is subject to Section 12.9(b)(iii)(A).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials or the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the occurrence with respect to any Plan of a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Sections 4041(c) or 4042 of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under the keepwell provisions in the applicable Guaranty).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of January 11, 2019, by and among the Borrower, the lenders party thereto and Royal Bank of Canada, as administrative agent, as amended, restated, amended and restated, extended, supplemented, modified or renewed.

“Extended Letter of Credit” has the meaning assigned thereto in Section 3.1(b).

“Extended Revolving Credit Commitments” means revolving credit commitments established pursuant to Section 5.16 that are substantially identical to the Revolving Credit Commitments except that such Revolving Credit Commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Credit Commitments.

“Extended Term Loans” means term loans established pursuant to Section 5.16 that are substantially identical to the applicable Term Loans except that such Term Loans may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the applicable Term Loans.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Facility Fee” has the meaning assigned thereto in Section 5.3(a).

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower), including reliance on the most recent real property tax bill or assessment in the case of real property.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) the separate letter agreement dated February 17, 2023, among the Borrower, Wells Fargo and Wells Fargo Securities, LLC and (b) any letter between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)          to purchase such Indebtedness or obligation or any property constituting security therefor;

(b)        to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)         to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)         otherwise, to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Guarantors” means each Subsidiary that from time to time is a party to the Guaranty, pursuant to Section 8.9 or 8.10 or otherwise.

“Guaranty” means a guaranty executed by each of the Guarantors, and substantially in the form attached as Exhibit I attached hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Increase Effective Date” has the meaning assigned thereto in Section 5.13(c).

“Incremental Amendment” has the meaning assigned thereto in Section 5.13(f).

“Incremental Facilities Limit” means, with respect to any proposed incurrence of additional Indebtedness under Section 5.13, an amount equal to (a) the greater of (i) $900,000,000 and (ii) 100% of Consolidated EBITDA of the Borrower and its Subsidiaries as determined for the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder (calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness and any concurrent Permitted Acquisition to be consummated using the proceeds of such additional Indebtedness) minus (b) the total aggregate initial principal amount (as of the date of incurrence thereof) of all previously incurred Incremental Increases.

“Incremental Increase” has the meaning assigned thereto in Section 5.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 5.13(b).

“Incremental Revolving Credit Facility Increase” has the meaning assigned thereto in Section 5.13(a).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a).

“Indebtedness” means, with respect to any Person, at any time, without duplication:

(a)         its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Disqualified Equity Interests;

(b)         its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)         (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Lease Obligations and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Lease Obligations;

(d)         all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)         all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)          the aggregate Swap Termination Value of all Swap Agreements of such Person; and

(g)         any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 12.3(b).

“Information” has the meaning assigned thereto in Section 12.10.

“Initial Issuing Lender” means each of Wells Fargo, CoBank, ACB, and BMO Harris Bank, N.A.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.

“Intercreditor Agreement” means one or more intercreditor agreements each in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders; provided that a form of intercreditor agreement shall be deemed to be acceptable to the Lenders without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date on which such form of intercreditor agreement is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such form of intercreditor agreement.

“Interest Payment Date” means (a) as to any Base Rate Loan or Daily Simple SOFR Loan, the last Business Day of each March, June, September and December and the Applicable Maturity Date and (b) as to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three‑month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Applicable Maturity Date.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)       the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)        if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)       no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9;

(e)          there shall be no more than ten (10) Interest Periods in effect at any time; and

(f)        no tenor that has been removed from this definition pursuant to Section 5.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment” means, as to any Person, any acquisition of, or investment by such Person in, any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) an Acquisition; provided that “Investments” shall not include intercompany current liabilities and advances incurred in the ordinary course of business. For purposes of Section 9.5, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Borrower or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Subsidiaries other than the Subject Person (each, an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 9.5, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means (a) the Initial Issuing Lenders and (b) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Junior Indebtedness” means, with respect to the Borrower and its Subsidiaries, any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens that are junior in priority to the Liens (if any) securing the Secured Obligations and (c) unsecured Indebtedness that is Material Indebtedness.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Lenders, the amount set forth opposite the name of each such Initial Issuing Lender on Schedule 1.1 and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“LCT Test Date” has the meaning assigned thereto in Section 1.8(a).

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.

“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any Acquisition or other Investment, or any unconditional and irrevocable permitted repayment or redemption of, or offer to purchase, any Indebtedness (including the incurrence of any Indebtedness in connection with any of the foregoing), in each case, that (a) is not prohibited hereunder, and (b) is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” means this Agreement, the Letter of Credit Documents, the Fee Letters, the Guaranty (if effective), the Collateral Documents (if any), each Intercreditor Agreement (if effective), any promissory notes executed and delivered pursuant to Section 5.5(a), each other instrument and agreement executed and delivered by the Loan Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent, any Issuing Lender or any other Lender in connection with this Agreement or otherwise referred to herein or contemplated hereby and any amendments, waivers, supplements or other modifications to any of the foregoing. For the avoidance of doubt, the Loan Documents shall not include any Secured Hedge Agreement or any Secured Cash Management Agreement.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and the Swingline Loans and “Loan” means any of such Loans.

“Market Capitalization” means, with respect to any Person at any time, an amount equal to the market price of one common share of stock of such Person as of the close of the regular trading day on the applicable stock exchange on the immediately preceding Business Day multiplied by the number of common shares outstanding on such Business Day.

“Material Acquisition” means any Acquisition or similar Investment permitted pursuant to the terms of this Agreement and having consideration in excess of $200,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Contract” means any contract or agreement, written or oral, of any Loan Party or any of its Subsidiaries, the breach, non‑performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 and (b) all or any portion of the Privately Placed Notes and any Permitted Refinancing Indebtedness in respect thereof. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 10.2(b), an amount equal to 103% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)         with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance;

(b)       with respect to any Asset Sale, the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non cash consideration received in connection therewith or otherwise, but only as and when received) received by the Borrower or any Subsidiary (including cash proceeds subsequently received (as and when received by the Borrower or any Subsidiary) in respect of non cash consideration initially received) net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by the Borrower or any Subsidiary associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve (other than in connection with the payment of such liability), such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties and other than any Indebtedness that is secured by a Lien that ranks pari passu with or junior to the Liens securing the Obligations) and (iv) the Borrower’s good faith estimate of the amount of payments required to be made with respect to retained liabilities relating to the properties sold within 360 days of such Asset Sale; provided that to the extent such cash proceeds are not used to make payments in respect of such retained liabilities within 360 days after such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds; and

(c)         with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, the Borrower or any Subsidiary in respect thereof, net of debt secured by the asset the subject of the Casualty Event (other than any Indebtedness that is secured by a Lien that ranks pari passu with or junior to the Liens securing the Obligations), all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents); provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds).

“Non-Consenting Lender” means any Lender that fails to grant consent (x) in connection with any proposed change, waiver, amendment, modification or termination that requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and has been approved by the Required Lenders or the Required Facility Lenders, as applicable or (y) to extend loans or Commitments pursuant to Section 5.16.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 11.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time.

“Permitted Acquisition” means any Acquisition that meets all of the following requirements, which in the case of a Limited Condition Transaction shall be subject to Section 1.8:

(a)          no less than five (5) Business Days prior to the proposed closing date of any such Acquisition that is a Material Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such Acquisition;

(b)         the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval);

(c)        the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.12 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrower and its Subsidiaries as conducted immediately prior to such Acquisition or permitted pursuant to Section 9.12;

(d)        if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary of the Borrower shall be the surviving Person, and such surviving Person shall become, if required, a Guarantor in accordance with Section 8.9; and no Change in Control shall have been effected thereby;

(e)         the Borrower shall be in compliance with the financial covenant(s) set forth in Section 9.9, in each case, calculated on a Pro Forma Basis (based on the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder) and if requested by the Administrative Agent, demonstrated by calculations in form and substance reasonably satisfactory to the Administrative Agent and certified by a Financial Officer of the Borrower; and

(f)          no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition.

“Permitted Encumbrances” means:

(a)         Liens imposed by law for Taxes, assessments or other governmental charges that (i) are not yet due and payable or (ii) are being contested in compliance with Section 8.4;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 8.4;

(c)        (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;

(d)       Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)          Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Section 10.1;

(f)          easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, oil and gas leases, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)        any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(h)        Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)         Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and

(j)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

provided that, except as expressly set forth in this definition, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 9.1(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (or, solely in the case of the Privately Placed Notes, the later of) (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the latest scheduled maturity date of the Loans and Commitments or, in the case of Permitted Refinancing Indebtedness secured by a first priority lien, the latest scheduled maturity date of the Loans and Commitments, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 9.1(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is Subordinated Indebtedness, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens, then any Liens securing the modified, refinanced, refunded, renewed or extended Indebtedness do not have a higher priority compared to the Liens securing the Obligations than the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended; provided further that the requirements set forth in clauses (b) and (c) above shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility automatically converts into long-term Indebtedness that satisfies the requirements of such clauses (b) and (c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pledge and Security Agreement” means one or more pledge and/or security agreements each in form and substance reasonably acceptable to the Administrative Agent.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Priority Debt” means, as of any date, the sum (without duplication) of (i) Indebtedness of the Borrower and its Subsidiaries secured by Liens of the type permitted by Sections 9.2(b), (d), (e) or (s) (in each case, assuming for this purpose that a Collateral/Covenant Period is in effect), (ii) outstanding Indebtedness of Subsidiaries of the Borrower that are not Loan Parties and (iii) any Indebtedness not described in the foregoing clauses (i) or (ii) and constituting “priority debt” (or any comparable term) under the documentation governing any of the Privately Placed Notes.

“Privately Placed Notes” means, collectively, the Borrower’s (a) 3.67% Senior Notes, Series A due June 15, 2028, (b) 3.75% Senior Notes, Series B due December 18, 2028, (c) 3.65% Senior Notes, Series C due May 2, 2031, (d) 3.72% Senior Notes, Series D due October 28, 2031, (e) 3.51% Senior Notes, Series E due June 13, 2025, (f) 3.77% Senior Notes, Series F due August 22, 2028, (g) 2.85% Senior Notes, Series G due August 7, 2030, and (h) 2.96% Senior Notes, Series H due August 6, 2032.

“Pro Forma Adjustment” means, for any applicable period of measurement with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA that is (a) consistent with Regulation S-X or (b) otherwise permitted by the definition of “Consolidated EBITDA”; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions reasonably related thereto shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition described in the definition of “Specified Transaction,” shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 8.1.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Register” has the meaning assigned thereto in Section 12.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinstated Letter of Credit” has the meaning assigned thereto in Section 3.12(e).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).

“Required Facility Lenders” means (a) for the Revolving Credit Facility, the Required Revolving Credit Lenders or (b) for the Term Loan Facility, the Required Term Loan Lenders, as applicable.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than fifty percent (50%) of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Revolving Credit Lenders.  The unused Revolving Credit Commitment of, and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.

“Required Term Loan Lenders” means, at any time, Lenders having outstanding Term Loans, representing more than fifty percent (50%) of the sum of the aggregate outstanding Term Loans at such time.  The outstanding Term Loans of any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.

“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Restricted Junior Debt Payment” has the meaning assigned thereto in Section 9.6(a).

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13).  The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $850,000,000.  The Revolving Credit Commitment of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment.  If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.  The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Lenders having Revolving Credit Exposure.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) April 21, 2028, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any comprehensive Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, the European Union or any European Union member state or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means (a) any Cash Management Agreement in effect on the commencement of a Collateral/Covenant Period between or among any Loan Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the commencement of a Collateral/Covenant Period or (b) any Cash Management Agreement entered into after the commencement of a Collateral/Covenant Period between or among any Loan Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into.

“Secured Cash Management Obligations” means all existing or future payment and other obligations owing by any Loan Party or any of its Subsidiaries under any Secured Cash Management Agreement.

“Secured Hedge Agreement” means (a) any Swap Agreement in effect on the commencement of a Collateral/Covenant Period between or among any Loan Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the commencement of a Collateral/Covenant Period or (b) any Swap Agreement entered into after the commencement of a Collateral/Covenant Period between or among any Loan Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Swap Agreement is entered into.

“Secured Hedge Obligations” means all existing or future payment and other obligations owing by any Loan Party or any of its Subsidiaries under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Secured Obligations” means, collectively, (a) the Obligations and (b) unless a Collateral/Covenant Suspension Period is in effect and all of the Collateral and the Guarantors have been released, any (i) Secured Hedge Obligations and (ii) Secured Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the holders of any Secured Hedge Obligations, the holders of any Secured Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Simple SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Simple SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the Federal Reserve Bank of New York website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.

“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Domestic Subsidiary” means any wholly-owned Domestic Subsidiary of the Borrower other than (a) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary, (b) any Domestic Subsidiary that has no material assets other than Equity Interests or Indebtedness of one or more Foreign Subsidiaries, (c) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 8.1(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered on or prior to the Closing Date or pursuant to Section 8.1(a) or (b), (d) any Domestic Subsidiary that is prohibited by Applicable Law or contractual obligations existing on the Closing Date or on the date such Person becomes a Subsidiary (and not created in anticipation thereof) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Guaranty, unless such consent, approval, license or authorization has been obtained and (e) any Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guaranty shall outweigh the benefits to the Lenders to be afforded thereby; provided that upon any wholly-owned Domestic Subsidiary ceasing to meet the criteria for exclusion pursuant to each of clauses (a) through (e) above, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 8.9; provided, further, that, notwithstanding anything herein to the contrary, any Domestic Subsidiary of the Borrower that is an obligor or guarantor in respect of any other Material Indebtedness of the Borrower shall be deemed to be a Specified Domestic Subsidiary hereunder.

“Specified Transactions” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and on or prior to the applicable date of determination: (a) any Investment by the Borrower or any Subsidiary (x) in any Person (including in connection with an acquisition), other than a Person that was a wholly-owned Subsidiary on the first day of such period or (y) pursuant to Section 9.5(i), (b) any Asset Sale or Casualty Event, (c) any Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, (d) any incurrence or repayment of Indebtedness (in each case, other than Revolving Credit Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Credit Commitments or other revolving credit commitment), (e) any Restricted Payment and (f) any other transaction that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of any Loan Party that is expressly subordinated in right and time of payment to the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Sweep Arrangement” has the meaning assigned thereto in Section 2.2(a).

“Swingline Commitment” means the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments or withholdings and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans.  The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Lenders on the Closing Date shall be $250,000,000.  The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1.

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) April 21, 2028, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans.  The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Term SOFR” means, for any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR, as provided in Section 5.1(a).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement and all other Indebtedness intended to be repaid on the Closing Date, (b) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and related transactions and (c) the payment of fees and expenses in connection with the foregoing.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent” has the meaning assigned to it in the definition of “Change in Control.”

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections Error! Reference source not found., Error! Reference source not found., Error! Reference source not found., Error! Reference source not found. and Error! Reference source not found., in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Voting Participant” has the meaning assigned thereto in Section 12.9(d).

“Voting Participant Notice” has the meaning assigned thereto in Section 12.9(d).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“wholly-owned” means, with respect to a subsidiary of a Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2     Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3      Accounting Terms.

(a)         Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date; provided that ASU No. 2016-02 Leases (Topic 842) (or any other Financial Accounting Standard having a similar result or effect) shall be deemed a change in GAAP after the Closing Date, regardless of the date enacted, adopted or issued and regardless of any delayed implementation thereof and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any assets or liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.

(b)         Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio, Consolidated Total Assets, Consolidated EBITDA and Consolidated Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis; provided that, notwithstanding the forgoing, so long as any Privately Placed Notes are outstanding, determinations made in respect of Priority Debt shall be made in a manner substantially identical as under such Privately Placed Notes.

SECTION 1.4     UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5    Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate components pursuant to the relevant definitions herein, carrying the result to three places and rounding the result up if the third decimal place is 5 or higher or down if the third decimal place is 4 or lower so that the final ratio is carried to two decimal places.

SECTION 1.6    References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7     Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8    Limited Condition Transaction.  In the event that the Borrower notifies the Administrative Agent in writing that any proposed transaction is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such Limited Condition Transaction and the Incremental Term Loans that are to be used to finance such Limited Condition Transaction and the related costs and expenses associated with such Limited Condition Transaction in accordance with this Section 1.8, then, so long as agreed to by the Administrative Agent and the lenders providing the applicable Incremental Term Loans, the following provisions shall apply:

(a)        any condition to such Limited Condition Transaction or the applicable Incremental Term Loans that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of the applicable Incremental Term Loans, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Transaction (the “LCT Test Date”) and (ii) no Event of Default under any of Section 10.1(a), 10.1(b), 10.1(h) or 10.1(i) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and any Incremental Term Loans incurred in connection therewith;

(b)         any condition to such Limited Condition Transaction or the applicable Incremental Term Loans that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Transaction or the incurrence of the applicable Incremental Term Loans shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the lenders providing the applicable Incremental Term Loans shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)          any financial ratio test or condition to be tested in connection with such Limited Condition Transaction and the availability of the applicable Incremental Term Loans will be tested as of the LCT Test Date, in each case, after giving effect to the relevant Limited Condition Transaction and related incurrence of Indebtedness, on a Pro Forma Basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;

(d)         except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (i) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.  Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 9.9 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

SECTION 1.9      Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, Adjusted Daily Simple SOFR or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, Adjusted Daily Simple SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.10   Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1     Revolving Credit Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Availability Limit and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2      Swingline Loans.

(a)          Availability.  Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Credit Commitment and (B) the Availability Limit and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.  Notwithstanding any provision herein to the contrary, the Swingline Lender and the Borrower may agree that the Swingline Facility may be used to automatically draw and repay Swingline Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between the Borrower and the Swingline Lender (the “Sweep Arrangement”).  Principal and interest on Swingline Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between the Borrower and the Swingline Lender (without any deduction, setoff or counterclaim whatsoever).  The borrowing and disbursement provisions set forth in Section 2.3 and any other provision hereof with respect to the timing or amount of payments on the Swingline Loans (other than Section 2.4(a)) shall not be applicable to Swingline Loans made and prepaid pursuant to the Sweep Arrangement.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, the principal amount of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date.

(b)          Refunding.

(i)          The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice.  The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans.  No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)      The Borrower shall pay to the Swingline Lender on demand, and in any event on the Revolving Credit Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii)      If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv)       Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v)         If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(c)         Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3      Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)        Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least five (5) U.S. Government Securities Days before each Daily Simple SOFR Loan and (iii) at least three (3) U.S. Government Securities Business Days before each Term SOFR Loan , of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to SOFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a Daily Simple SOFR Loan, a Term SOFR Loan or a Base Rate Loan, and (E) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto.  If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans.  If the Borrower requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)         Disbursement of Revolving Credit and Swingline Loans.  Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4      Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)         Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)         Mandatory Prepayments.  If at any time the Revolving Credit Outstandings exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Availability Limit, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(c)         Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan, (ii) at least five (5) U.S. Government Securities Business Days before prepayment of each Daily Simple SOFR Loan and (iii) at least three (3) U.S. Government Securities Business Days before prepayment of each Term SOFR Loan (in each case, or such later time as approved by the Administrative Agent), specifying the date and amount of prepayment and whether the prepayment is of Daily Simple SOFR Loans, Term SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  Notwithstanding the foregoing, a Notice of Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be met shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d)         Limitation on Prepayment of SOFR Loans.  The Borrower may not prepay any Term SOFR Loan on any day other than on the last day of the Interest Period applicable thereto, or any Daily Simple SOFR Loan on any day other than an Interest Payment Date therefor, unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e)         Swap Agreements.  No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Swap Agreement entered into with respect to the Loans.

SECTION 2.5      Permanent Reduction of the Revolving Credit Commitment.

(a)        Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All Facility Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.  Notwithstanding the foregoing, a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be satisfied shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b)        Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to lesser of (i) the Revolving Credit Commitment as so reduced and (ii) the Availability Limit, and if the aggregate amount of all outstanding Letters of Credit exceeds the lesser of (A) the Revolving Credit Commitment and (B) the Availability Limit as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess.  Such Cash Collateral shall be applied in accordance with Section 10.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility.  If the reduction of the Revolving Credit Commitment requires the repayment of any SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6     Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1      L/C Facility.

(a)         Availability.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof.  Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit or (iii) the Revolving Credit Outstandings would exceed the lesser of (A) the Revolving Credit Commitment and (B) the Availability Limit.  Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b)        Terms of Letters of Credit.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $200,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date; provided that any Letter of Credit may expire after such date (each such Letter of Credit, an “Extended Letter of Credit”) with the consent of the applicable Issuing Lender and subject to the requirements of Section 3.12, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it, be subject to the ISP as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner, in each case, that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.  An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(c)        Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2      Procedure for Issuance and Disbursement of Letters of Credit.

(a)          The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be.  Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower.  Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require.  The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents, and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

(b)         The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.

SECTION 3.3      Commissions and Other Charges.

(a)          Letter of Credit Commissions.  Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are SOFR Loans (determined, in each case, on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b)        Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as set forth in the applicable Fee Letter or as otherwise agreed upon between such Issuing Lender and the Borrower.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender.

(c)        Other Fees, Costs, Charges and Expenses.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.  Such customary fees, costs, charges and expenses are due and payable on demand and are nonrefundable.

SECTION 3.4      L/C Participations.

(a)        Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)          Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date.  If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing.  A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)         Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.

(d)         Each L/C Participant’s obligation to make the Revolving Credit Loans and to purchase participating interests pursuant to this Section 3.4 or Section 3.5, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5     Reimbursement.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (to the extent invoices therefor have been provided by the applicable Issuing Lender to the Borrower).  Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (to the extent invoices therefor have been provided by the applicable Issuing Lender to the Borrower), and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full.

SECTION 3.6      Obligations Absolute.

(a)         The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(i)         any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;

(ii)       the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(v)        any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or

(vi)        any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b)       The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the applicable Issuing Lender (in each case, as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c)        In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation.  The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(d)         Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

SECTION 3.7     Effect of Letter of Credit Documents.  To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8      Resignation of Issuing Lenders.

(a)         Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.

(b)        Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4).  Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 3.9     Reporting of Letter of Credit Information and L/C Commitment.  At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder.  In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment.  No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

SECTION 3.10   Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 3.11    Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 3.12    Cash Collateral for Extended Letters of Credit.

(a)          Cash Collateralization.  The Borrower shall provide Cash Collateral to each applicable Issuing Lender with respect to each Extended Letter of Credit issued by such Issuing Lender in an amount equal to 103% of the maximum face amount of each Extended Letter of Credit, by a date that is no later than 91 days prior to the Revolving Credit Maturity Date by depositing such amount in immediately available funds, in Dollars, into a cash collateral account maintained at the applicable Issuing Lender and shall enter into a cash collateral agreement in form and substance satisfactory to such Issuing Lender and such other documentation as such Issuing Lender or the Administrative Agent may reasonably request; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit in an amount equal to 103% of the maximum face amount of each such Letter of Credit, which shall be reimbursed (or participations therein funded) in accordance with this Article III, with the proceeds of Revolving Credit Loans (or funded participations) being utilized to provide Cash Collateral for such Letter of Credit (provided that for purposes of determining the usage of the Revolving Credit Commitment any such Extended Letter of Credit that has been, or will concurrently be, Cash Collateralized with proceeds of a Revolving Credit Loan, the portion of such Extended Letter of Credit that has been (or will concurrently be) so Cash Collateralized will not be deemed to be utilization of the Revolving Credit Commitment).

(b)         Grant of Security Interest.  The Borrower, and to the extent provided by the L/C Participants, each of such L/C Participants, hereby grants to the applicable Issuing Lender of each Extended Letter of Credit, and agrees to maintain, a first priority security interest in, all Cash Collateral required to be provided by this Section 3.12 as security for such Issuing Lender’s obligation to fund draws under such Extended Letters of Credit, to be applied pursuant to subsection (c) below.  If at any time the applicable Issuing Lender determines that the Cash Collateral is subject to any right or claim of any Person other than such Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required pursuant to subsection (a) above, the Borrower will, promptly upon demand by such Issuing Lender, pay or provide to such Issuing Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 3.12 in respect of Extended Letters of Credit shall be applied to reimburse the applicable Issuing Lender for all drawings made under such Extended Letters of Credit and any and all fees, expenses and charges incurred in connection therewith, prior to any other application of such property as may otherwise be provided for herein.

(d)        Cash Collateralized Letters of Credit.  Subject to clause (e) below, if the Borrower has fully Cash Collateralized the applicable Issuing Lender with respect to any Extended Letter of Credit issued by such Issuing Lender in accordance with subsections (a) through (c) above and the Borrower and the applicable Issuing Lender have made arrangements between them with respect to the pricing and fees associated therewith (each such Extended Letter of Credit, a “Cash Collateralized Letter of Credit”), then after the date of notice to the Administrative Agent thereof by the applicable Issuing Lender and for so long as such Cash Collateral remains in place (i) such Cash Collateralized Letter of Credit shall cease to be a “Letter of Credit” hereunder, (ii) such Cash Collateralized Letter of Credit shall not constitute utilization of the Revolving Credit Commitment, (iii) no Revolving Credit Lender shall have any further obligation to fund participations or Revolving Credit Loans to reimburse any drawing under any such Cash Collateralized Letter of Credit, (iv) no Letter of Credit commissions under Section 3.3(a) shall be due or payable to the Revolving Credit Lenders, or any of them, hereunder with respect to such Cash Collateralized Letter of Credit, and (v) any fronting fee, issuance fee or other fee with respect to such Cash Collateralized Letter of Credit shall be as agreed separately between the Borrower and such Issuing Lender.

(e)         Reinstatement.  The Borrower and each Revolving Credit Lender agree that, if any payment or deposit made by the Borrower or any other Person applied to the Cash Collateral required under this Section 3.12 is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any such Cash Collateral are required to be refunded by the applicable Issuing Lender to the Borrower or any Revolving Credit Lender or its respective estate, trustee, receiver or any other Person, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, (i) the applicable Extended Letter of Credit shall automatically be a “Letter of Credit” hereunder in a face amount equal to such payment or repayment (each such Letter of Credit, a “Reinstated Letter of Credit”), (ii) such Reinstated Letter of Credit shall no longer be deemed to be Cash Collateralized hereunder and shall constitute a utilization of the Revolving Credit Commitment, (iii) each Revolving Credit Lender shall be obligated to fund participations or Revolving Credit Loans to reimburse any drawing under such Reinstated Letter of Credit, (iv) Letter of Credit commissions under Section 3.3(a) shall accrue and be due and payable to the Revolving Credit Lenders with respect to such Reinstated Letter of Credit and (v) the Borrower’s and each Revolving Credit Lender’s liability hereunder (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be and remain in full force and effect, as fully as if such payment or deposit had never been made, and, if prior thereto, this Agreement shall have been canceled, terminated, paid in full or otherwise extinguished (and if any Guarantee, Lien or Collateral guaranteeing or securing such Borrower’s or such Revolving Credit Lender’s liability hereunder shall have been released or terminated by virtue of such cancellation, termination, payment or extinguishment), the provisions of this Article III and all other rights and duties of the applicable Issuing Lender, the L/C Participants and the Loan Parties with respect to such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be reinstated in full force and effect, and such prior cancellation, termination, payment or extinguishment shall not diminish, release, discharge, impair or otherwise affect the obligations of such Persons in respect of such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such obligation).

(f)          Survival.  With respect to any Extended Letter of Credit, each party’s obligations under this Article III and all other rights and duties of the applicable Issuing Lender of such Extended Letter of Credit, the L/C Participants and the Loan Parties with respect to such Extended Letter of Credit shall survive the resignation or replacement of the applicable Issuing Lender or any assignment of rights by the applicable Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1      Initial Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2      Procedure for Advance of Term Loan.

(a)         Initial Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than (i) five (5) U.S. Government Securities Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a Daily Simple SOFR Loan or (ii) three (3) U.S. Government Securities Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a Term SOFR Loan, in each case, if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b)          Incremental Term Loans.  Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 5.13.

SECTION 4.3          Repayment of Term Loans.

(a)         Initial Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments of $3,125,000 on the last Business Day of each of March, June, September and December commencing June 30, 2023, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof.  If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b)         Incremental Term Loans.  The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.13.

SECTION 4.4      Prepayments of Term Loans.

(a)         Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 5.9, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 12:00 noon (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) at least five (5) U.S. Government Securities Business Days before prepayment of each Daily Simple SOFR Loan and (iii) at least three (3) U.S. Government Securities Business Days before prepayment of each Term SOFR Loan, specifying the date and amount of prepayment, whether the prepayment is of Daily Simple SOFR Loans, Term SOFR Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each and whether the prepayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $500,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof) and shall be applied to prepay the Initial Term Loan and, if applicable, any Incremental Term Loans, on a pro rata basis (each such prepayment to be applied to reduce the scheduled principal amortization payments under Section 4.3(a) as directed by the Borrower (and in the absence of such direction, in direct order of maturity of such scheduled principal amortization payments)).  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable.  The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.  Notwithstanding the foregoing, a Notice of Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be met shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b)          Mandatory Prepayments.

(i)         Asset Sales; Casualty Events.  If the Borrower or any of its Subsidiaries (i) makes any Asset Sale or (ii) receives any Net Cash Proceeds from a Casualty Event, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by the Borrower or its Subsidiary, as applicable, therefrom to the prepayment of the Term Loans in accordance with Section 4.4(b)(iii) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds; provided that:

(A)      so long as no Event of Default shall then exist or would result therefrom, such proceeds with respect to any such Disposition shall not be required to be prepaid on such date to the extent that such Net Cash Proceeds are expected to be reinvested in assets (other than working capital) used or useful in the business of the Borrower or any of its Subsidiaries (including pursuant to a Permitted Acquisition) or to be contractually committed to be so reinvested, within twelve (12) months following the date of such Asset Sale or Casualty Event, as applicable; provided, that such Net Cash Proceeds that have been contractually committed to be reinvested during such twelve (12) month period shall be reinvested within 180 days after the expiration of such twelve (12) month period;

(B)        if all or any portion of such Net Cash Proceeds is neither reinvested nor contractually committed to be so reinvested within such twelve (12) month period (and actually reinvested within 180 days after the expiration of such twelve (12) month period) of the receipt thereof, such unused portion shall be prepaid within five (5) Business Days after the last day of such period as a mandatory prepayment as provided in this Section 4.4(b) (without giving effect to the proviso to clause (b)(i) above); and

(C)       no prepayment shall be required under this clause (b)(i) with respect to the Net Cash Proceeds from Asset Sales and Casualty Events that, in each case, do not result in more than $100,000,000 in Net Cash Proceeds in any twelve (12) month period in excess of the Net Cash Proceeds reinvested pursuant to clause (A) above.

(ii)         Debt Issuance. If the Borrower or any of its Subsidiaries incurs or issues any Indebtedness not permitted to be incurred or issued pursuant to Section 9.1, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by the Borrower or its Subsidiary, as applicable, therefrom to the prepayment of the Term Loans in accordance with Section 4.4(b)(iii) on the date of receipt of such Net Cash Proceeds.

(iii)       Application of Payments.  Any prepayments pursuant to Section 4.4(b)(i) and (ii), shall be as follows: first, ratably between the Initial Term Loans and (unless otherwise agreed by the applicable Incremental Lenders) any Incremental Term Loans to reduce on a pro rata basis in direct order of maturity to the first eight (8) scheduled principal installments of the Initial Term Loans and any Incremental Term Loans following the date of such prepayment; and second, ratably between the Initial Term Loans and (unless otherwise agreed by the applicable Incremental Lenders) any Incremental Term Loans to reduce on a pro rata basis the remaining scheduled principal installments of the Initial Term Loans and any Incremental Term Loans.

(iv)        Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under Section 4.4(b)(i) and (ii) above, the Borrower shall promptly deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.

(v)          Prepayment of SOFR Loans.  Each prepayment of SOFR Loans shall be accompanied by any amount required to be paid pursuant to Section 5.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans is required to be made under this Section 4.4(b) prior to (x) with respect to Daily Simple SOFR Loans, the applicable Interest Payment Date therefor or (y) with respect to Term SOFR Loans, the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 4.4(b) in respect of any such Daily Simple SOFR Loan prior to the applicable Interest Payment Date therefor or any such Term SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the applicable Interest Payment Date or the last day of such Interest Period, as applicable, into an account held at, and subject to the sole control of, the Administrative Agent until such date, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 4.4(b).  Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the relevant provisions of this Section 4.4(b).

(vi)        No Reborrowings.  Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1      Interest.

(a)          Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin, (B) Adjusted Term SOFR plus the Applicable Margin (provided that Adjusted Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) or (C) Adjusted Daily Simple SOFR plus the Applicable Margin (provided that Adjusted Daily Simple SOFR shall not be available for five (5) U.S. Government Securities Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b)         Default Rate.  Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (h) or (i), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request SOFR Loans, Swingline Loans or Letters of Credit, (B) all overdue principal with respect to any Loan shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable (including the Applicable Margin) to such Loan as provided herein, (C) all other overdue amounts under any of the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable (including the Applicable Margin) to Base Rate Loans as provided herein and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)        Interest Payment and Computation.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d)         Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e)         Initial Benchmark SOFR Conforming Changes.  In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

SECTION 5.2     Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following (x) the sixth U.S. Government Securities Business Day after the Closing Date, with respect to a conversion to Adjusted Daily Simple SOFR or (y) the third U.S. Government Securities Business Day after the Closing Date, with respect to a conversion to Adjusted Term SOFR, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans and (b) with respect to any (x) Daily Simple SOFR Loan, on an Interest Payment Date or (y) Term SOFR Loan, upon the expiration of any Interest Period therefor, in each case, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Daily Simple SOFR Loans or Term SOFR Loans, as applicable, then outstanding) into Base Rate Loans (other than Swingline Loans), Daily Simple SOFR Loans or Term SOFR Loans, (ii) continue any Daily Simple SOFR Loans as Daily Simple SOFR Loans, or (iii) continue any Term SOFR Loans as Term SOFR Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon (x) in the case of a Loan continuing as or converting to a Daily Simple SOFR Loan, five (5) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, (y) in the case of a Loan continuing as or converting to a Term SOFR Loan, three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective or (z) in the case of a Loan converting to a Base Rate Loan, on the Business Day of such conversion in each case, (A) the Loans to be converted or continued, and, in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) in the case of any Term SOFR Loan, the Interest Period to be applicable to such converted or continued Term SOFR Loan.  If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to (x) with respect to a Daily Simple SOFR Loan, the applicable Interest Payment Date therefor, such Daily Simple SOFR Loan shall be automatically converted to a Base Rate Loan as of such Interest Payment Date or (y) with respect to Term SOFR Loan, prior to the end of the applicable Interest Period therefor, then the applicable Interest Payment Date therefor, such Term SOFR Loan shall be automatically converted to a Base Rate Loan as of the last day of such Interest Period.  If the Borrower requests a conversion to, or continuation of, a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a SOFR Loan.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3      Fees.

(a)          Facility Fees. The Borrower shall pay to the Administrative Agent in Dollars (i) for the account of each Revolving Credit Lender, a facility fee, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of the Revolving Credit Commitment of such Lender (or, if the Revolving Credit Commitment of such Lender has terminated, on the average daily amount of the Revolving Credit Exposure of such Lender) during the period from and including the Closing Date to but excluding the date on which such Revolving Credit Commitment terminates and such Lender’s Revolving Credit Exposure has been reduced to zero, regardless of usage, subject to adjustment as provided in Section 5.15(a)(iii)(A) and (ii) for the account of each Term Loan Lender, a facility fee (collectively with the facility fees described in clause (i), the “Facility Fees” and each, a “Facility Fee”), which shall accrue at a rate per annum equal to the Applicable Margin on such Lender’s portion of the Initial Term Loan during the period from and including the Closing Date to but excluding the date on which the outstanding principal amount of the Initial Term Loan is repaid in full. The Facility Fees shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2023, and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated or all Obligations arising under the Initial Term Loan shall have been indefeasibly and irrevocably paid and satisfied in full, as applicable.  The Facility Fees shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages and to the Term Loan Lenders pro rata in accordance with the Term Loan Lenders’ respective Term Loan Percentages.

(b)         Other Fees.  The Borrower shall pay to Wells Fargo Securities, LLC and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4   Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing any interest if payable along with such payment.  Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5      Evidence of Indebtedness.

(a)         Extensions of Credit.  The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender, or the applicable Issuing Lender, shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)         Participations.  In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)         the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Designated Person), (B) the application of Cash Collateral provided for in Section 3.12 or Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 5.7      Administrative Agent’s Clawback.

(a)         Funding by Lenders; Presumption by Administrative Agent.  In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)         Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(c)          Nature of Obligations of Lenders.  The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 5.11(e), Section 11.12, Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8      Changed Circumstances.

(a)       Circumstances Affecting Benchmark Availability.  Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple SOFR pursuant to the definition thereof or Adjusted Term SOFR with respect to a proposed Term SOFR Loan on or prior to the first day of the applicable Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining any such Loan during, with respect to Adjusted Term SOFR, such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower.  Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(b)          Laws Affecting SOFR Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”).  Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Daily Simple SOFR Loans or Term SOFR Loans, as applicable, and any right of the Borrower to convert any Loan to a Daily Simple SOFR Loan or a Term SOFR Loan, as applicable, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”.  Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), (A) with respect to any Daily Simple SOFR Loans, on the Interest Payment Date therefor and (B) with respect to any Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(c)          Benchmark Replacement Setting.

(i)          Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.8(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)      Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(c)(iv).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.8(c).

(iv)       Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)        Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period.  During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark, that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 5.9     Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b)  any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment, (d) any payment, prepayment or conversion of any SOFR Loan on a date other than (i) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (ii) with respect to any Term SOFR Loan the last day of the Interest Period therefor (in each case, including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than (i) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (ii) with respect to any Term SOFR Loan, on the last day of the Interest Period therefor, in each case, as a result of a request by the Borrower pursuant to Section Error! Reference source not found..  A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.  All of the obligations of the Loan Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.10    Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Lender;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.  Any demand for compensation pursuant to this Section 5.10(a) shall be made only to the extent the Administrative Agent, such Lender, such Issuing Lender or such other Recipient is generally making similar demand with respect to its similarly situated commercial borrowers under credit facilities containing provisions similar to this Section 5.10(a) where the Administrative Agent, such Lender, such Issuing Lender or such other Recipient has the legal right to make such demand (it being acknowledged and agreed that nothing in this sentence shall require the Administrative Agent, any Lender, any Issuing Lender or any other Recipient to disclose any information related to similarly situated customers, comparable provisions of similar agreements or otherwise that the Administrative Agent, such Lender, such Issuing Lender or such other Recipient, as applicable, in its sole discretion, deems proprietary, privileged or confidential and the Administrative Agent’s, the applicable Lender’s, the applicable Issuing Lender’s or other Recipient’s failure to provide such information shall not preclude it from asserting that such other customer is similarly situated under a similar agreement to the Borrower).

(b)          Capital Requirements.  If any Lender or any Issuing Lender determines in good faith that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.  Any demand for compensation pursuant to this Section 5.10(b) shall be made only to the extent the Administrative Agent, such Lender, such Issuing Lender or such other Recipient is generally making similar demand with respect to its similarly situated commercial borrowers under credit facilities containing provisions similar to this Section 5.10(b) where the Administrative Agent, such Lender, such Issuing Lender or such other Recipient has the legal right to make such demand (it being acknowledged and agreed that nothing in this sentence shall require the Administrative Agent, any Lender, any Issuing Lender or any other Recipient to disclose any information related to similarly situated customers, comparable provisions of similar agreements or otherwise that the Administrative Agent, such Lender, such Issuing Lender or such other Recipient, as applicable, in its sole discretion, deems proprietary, privileged or confidential and the Administrative Agent’s, the applicable Lender’s, the applicable Issuing Lender’s or such other Recipient’s failure to provide such information shall not preclude it from asserting that such other customer is similarly situated under a similar agreement to the Borrower).

(c)          Certificates for Reimbursement.  A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)        Survival.  All of the obligations of the Loan Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.11    Taxes.

(a)          Defined Terms.  For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender, and the term “Applicable Law” includes FATCA.

(b)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)        Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) other than any penalties arising solely as a result of the gross negligence or willful misconduct of such Recipient (as determined by a final non-appealable judgment of a court of competent jurisdiction) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses related thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if the Lender or Administrative Agent does not notify the Borrower of any indemnification claim under this Section 5.11 within 180 days after such Lender or Administrative Agent has received notice of the specific assessment or deficiency giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Lender of Administrative Agent for any incremental interest or penalties resulting from such Lender’s or Administrative Agent’s failure to notify the Loans Parties within the 180 day period. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Evidence of Payments.  Upon request by the Administrative Agent, after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.11, and in any event within 30 days of any such request, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds.

(i)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall promptly pay over to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnifying party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(ii)         The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes that the Borrower reasonably asserts were improperly imposed; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 5.11(h)(ii). The Borrower shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under Applicable Law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority. In no event will this Section 5.11(h)(ii) relieve the Borrower of its obligation to pay additional amounts or indemnification payments to the Administrative Agent or any Lender under this Section 5.11. Any refund obtained shall be repaid to the indemnifying party to the extent provided in Section 5.11(h)(i).

(i)          Survival.  Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12    Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with Applicable Law; and

(v)       in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 5.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

(c)        Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

SECTION 5.13    Incremental Increases.

(a)         Request for Incremental Increase.  At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request (i) one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make one or more additional term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest scheduled maturity date (any such additional term loan, an “Incremental Term Loan”) and/or (ii) one or more increases in the Revolving Credit Commitments (each, an “Incremental Revolving Credit Facility Increase” and, together with the Incremental Term Loan Commitments and Incremental Term Loans, the “Incremental Increases”); provided that (A) the aggregate initial principal amount of such requested Incremental Increase shall not exceed the Incremental Facilities Limit, (B) any such Incremental Increase shall be in a minimum amount of $10,000,000 (or such lesser amount as agreed to by the Administrative Agent) or, if less, the remaining amount of the Incremental Facilities Limit, (C) no Lender will be required or otherwise obligated to provide any portion of such Incremental Increase and (D) no more than five (5) Incremental Increases shall be permitted to be requested during the term of this Agreement.

(b)          Incremental Lenders.  Each notice from the Borrower pursuant to this Section 5.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase.  Incremental Increases may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”); provided that the Administrative Agent, each Issuing Lender and/or the Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 12.9(b) for an assignment of Loans or Commitments, as applicable, to such Incremental Lender.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent).  Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested.  Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c)        Increase Effective Date and Allocations.  The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof).  The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.

(d)          Terms of Incremental Increases.  The terms of each Incremental Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that:

(i)           in the case of each Incremental Term Loan:

(A)        the maturity of any such Incremental Term Loan shall not be earlier than the latest scheduled maturity date of the Loans and Commitments in effect as of the Increase Effective Date and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the remaining Weighted Average Life to Maturity of such latest maturing Term Loans;

(B)       the all-in yield and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increase Effective Date;

(C)        any mandatory prepayment (other than scheduled amortization payments) of each Incremental Term Loan shall be made on a pro rata basis with all then existing Term Loans, except that the Borrower and the Incremental Lenders in respect of such Incremental Term Loan may, in their sole discretion, elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and

(D)        except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be consistent with the terms and conditions applicable to the Initial Term Loan or otherwise reasonably satisfactory to the Administrative Agent and the Borrower;

(ii)          in the case of each Incremental Revolving Credit Facility Increase:

(A)       each such Incremental Revolving Credit Facility Increase shall have the same terms, including maturity, Applicable Margin and Facility Fees, as the Revolving Credit Facility; provided that (x) any customary arrangement or upfront fees payable by the Borrower to the Lenders under, or any arranger of, any Incremental Revolving Credit Facility Increase may differ from those payable under the then existing Revolving Credit Commitments and (y) the Applicable Margins or Facility Fees or interest rate floor applicable to any Incremental Revolving Credit Facility Increase may be higher than the Applicable Margins or Facility Fees or interest rate floor applicable to the Revolving Credit Facility if the Applicable Margins or Facility Fees or interest rate floor applicable to the Revolving Credit Facility are increased to equal the Applicable Margins and Facility Fees and interest rate floor applicable to such Incremental Revolving Credit Facility Increase; and

(B)       the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(iii)       each Incremental Increase shall constitute Obligations of the Borrower and, during a Collateral/Covenant Period, will be guaranteed by the Guarantors and secured on a pari passu basis with the other Secured Obligations.

(e)         Conditions to Effectiveness of Incremental Increases.  Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent, which, in the case of an Incremental Term Loan the primary purpose of which is to finance a substantially concurrent Limited Condition Transaction, shall be subject to Section 1.8:

(i)          no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Extensions of Credit pursuant thereto;

(ii)         all of the representations and warranties set forth in Article VII shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;

(iii)       the Administrative Agent shall have received from the Borrower, a Compliance Certificate demonstrating that the Borrower is in compliance with the financial covenant(s) set forth in Section 9.9 based on the financial statements for the most recently completed Test Period, after giving effect on a Pro Forma Basis to the incurrence of any such Incremental Term Loan or Incremental Increase (and assuming that any such Incremental Term Loan or Incremental Revolving Credit Facility Increase is fully drawn) and any Permitted Acquisition, refinancing of Indebtedness or other event consummated in connection therewith giving rise to a Pro Forma Basis adjustment;

(iv)        the Loan Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower and the applicable Incremental Lenders; and

(v)        the Administrative Agent shall have received from the Borrower any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Increase) reasonably requested by Administrative Agent in connection with such Incremental Increase.

(f)          Incremental Amendments.  Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 5.13.

(g)          Use of Proceeds.  The proceeds of any Incremental Increase may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments permitted hereunder and any other use not prohibited by this Agreement.

SECTION 5.14   Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)          Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)         Application.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)         Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that during a Collateral/Covenant Period, to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.15    Defaulting Lenders.

(a)         Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)        Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Revolving Credit Lenders” or “Required Term Loan Lenders” and Section 12.2.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans and Initial Term Loan funded by it, and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 5.14.

(B)        Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C)         With respect to any Facility Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 5.16    Maturity Extension.

(a)         The Borrower may, with the consent of each Person providing an Extended Revolving Credit Commitment, the Administrative Agent and any Person acting as swingline lender or issuing lender under such Extended Revolving Credit Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Credit Commitments and to incorporate the terms of such Extended Revolving Credit Commitments into this Agreement on substantially the same basis as provided with respect to the Revolving Credit Commitments; provided that (i) the establishment of any such Extended Revolving Credit Commitments shall be accompanied by a corresponding reduction in the Revolving Credit Commitments and (ii) any reduction in the Revolving Credit Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Credit Commitments of any Lender providing an Extended Revolving Credit Commitment. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans of any Class converted into Extended Revolving Credit Commitments.

(b)        The Borrower may, with the consent of each Person providing an Extended Term Loan in respect of a Term Loan of any Class and the Administrative Agent, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Term Loans and to incorporate the terms of such Extended Term Loans into this Agreement on substantially the same basis as provided with respect to the Term Loans of such Class; provided that (i) the establishment of any such Extended Term Loans shall be accompanied by a corresponding repayment in full of the applicable Term Loans of the applicable Class and (ii) any repayment of such Term Loans may, at the option of the Borrower, be directed to a disproportional repayment of such Term Loans of any Lender providing an Extended Term Loan. No Lender shall have any obligation to agree to have any of its Term Loans of any Class converted into Extended Term Loans.

(c)         Any Extended Revolving Credit Commitments and/or Extended Term Loans, as applicable, shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Lender providing an Extended Revolving Credit Commitment and/or Extended Term Loan, as applicable, which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents provided pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Revolving Credit Commitments and/or the Extended Term Loans, as applicable, are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(d)          The provisions of this Section 5.16 shall override any provision of Sections 5.6 or 12.2 to the contrary.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1    Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)          Executed Loan Documents.  The Administrative Agent, each Issuing Lender and each Lender (or its counsel) shall have received (i) from the Borrower, the Administrative Agent, each Issuing Lender and each Lender a counterpart of this Agreement signed on behalf of such party and (ii) from the Borrower, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, and a Swingline Note in favor of the Swingline Lender.

(b)         Officer’s Certificate.  The Administrative Agent shall have received a signed certificate of a Responsible Officer of the Borrower stating that the conditions set forth in Section 6.2 are satisfied as of the Closing Date.

(c)        Certificate of Secretary of each Loan Party.  The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)        Opinions of Counsel.  The Administrative Agent shall have received the executed legal opinions of counsel to the Borrower, including opinions of local counsel as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Administrative Agent shall request.

(e)          Financial Statements.  The Administrative Agent shall have received financial statements of the Borrower and its Consolidated Subsidiaries for each quarter ended after April 30, 2022.

(f)        Payment at Closing.  The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) those fees and expenses due to the Arrangers under any Fee Letter and (ii) to the extent invoiced a reasonable period of time before the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)          Miscellaneous.

(i)         Notice of Account Designation.  The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)         Existing Indebtedness.  All Indebtedness under the Existing Credit Agreement shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iii)        PATRIOT Act, etc.

(A)        The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

(B)      The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 11.3(c) and Section 11.4, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2      Conditions to All Extensions of Credit.  Subject to Section 5.13 and Section 1.8 solely with respect to any Incremental Term Loan incurred to finance a substantially concurrent Limited Condition Transaction, the obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), and/or any Issuing Lender to issue, amend, review or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)          Continuation of Representations and Warranties.  The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Extension of Credit or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that (i) where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true and correct in all material respects as of any such earlier date and (ii) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct as written; and provided further that during any Collateral/Covenant Suspension Period the representations and warranties set forth in Sections 7.4(b) and 7.6 shall not be required to be made.

(b)         No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance, amendment, renewal or extension date with respect to such Letter of Credit or after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit on such date.

(c)     Notices.  The Administrative Agent shall have received a Notice of Borrowing, Letter of Credit Application, or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 3.2, Section 4.2 or Section 5.2, as applicable.

(d)         New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Each Notice of Borrowing or Letter of Credit Application, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as of the Closing Date and (except as to representations and warranties made as of a certain date) as of the date such representations and warranties are deemed to be made under Section 6.2 of this Agreement that:

SECTION 7.1    Organization; Powers; Subsidiaries. Each of the Borrower and its Material Subsidiaries is duly incorporated or organized (as applicable in the relevant jurisdiction), validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 7.1 hereto identifies each Subsidiary of the Borrower on the Closing Date, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 7.1 as owned by the Borrower or another Subsidiary were owned, beneficially and of record, by the Borrower or such Subsidiary on the Closing Date free and clear of all Liens, other than Liens permitted under Section 9.2. As of the Closing Date, there were no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 7.1. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution or a Covered Party.

SECTION 7.2      Authorization; Enforceability. The execution and delivery of the Loan Documents by each Loan Party thereto and the performance by such Loan Party thereof are within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 7.3      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent (to the extent a Collateral/Covenant Period is in effect), (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens permitted by Section 9.2); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.4      Financial Statements; Financial Condition; No Material Adverse Change.

(a)         The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of Borrower as of and for (i) the years ended April 30, 2022, April 30, 2021 and April 30, 2020 reported on by KPMG LLP, independent public accountants and (ii) the fiscal quarters ended July 31, 2022, October 31, 2022 and January 31, 2023, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower as of such dates and for such periods in accordance with GAAP.

(b)         Since April 30, 2022, there has not occurred any event, change or circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 7.5      Properties.

(a)        Each Loan Party has title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 9.2.

(b)         Each of the Borrower and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.6      Litigation and Environmental Matters.

(a)          There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)         Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 7.7     Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.8    Investment Company Status.  None of the Loan Parties is required to register as an “investment company” as defined in the Investment Company Act.

SECTION 7.9    Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a Withholding Agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the tax in question and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to make such filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or, to the Borrower’s knowledge any pending, Tax assessment, deficiency or other claim against the Borrower or any of its Subsidiaries except (i) those being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 7.10    Solvency.  The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 7.11   Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.12    Disclosure.  None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

SECTION 7.13  Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.  The Borrower and its Subsidiaries have implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Responsible Officers of the Borrower, their respective employees, agents and affiliates, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, except for violations that are not material. None of the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees or agents, is a Sanctioned Person.

SECTION 7.14   Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

SECTION 7.15   Security Interests.  During a Collateral/Covenant Period, the provisions of each Collateral Document are (or, at the time delivered, will be) effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.

SECTION 7.16    ERISA Matters.

(a)         No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected, individually or in the aggregate, to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, in each case, that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)        As of the Closing Date, the Borrower does not hold nor will it be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) in connection with the Loans, the Letters of Credit or the Commitments.

SECTION 7.17   Material Contracts.  Schedule 7.17 sets forth a complete and accurate list of all Material Contracts of each Loan Party and each Subsidiary thereof in effect as of the Closing Date.  As of the Closing Date, no Loan Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

SECTION 7.18   Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Loan Party or any Subsidiary thereof under any Material Contract.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Borrower covenants and agrees with the Lenders that:

SECTION 8.1     Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)         as soon as available, but in any event within ninety (90) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed one-hundred and five (105) days) after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        as soon as available, but in any event within forty-five (45) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed sixty (60) days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          as soon as practicable and in any event within forty-five (45) days after the end of each fiscal year of the Borrower, an annual operating and capital budget of the Borrower and its Subsidiaries which contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period;

(d)        concurrently with any delivery of financial statements under clauses (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth reasonably detailed calculations of the Consolidated Leverage Ratio demonstrating compliance with Section 9.9 as of the last day of the period covered by such financial statements, together with (A) a report containing management’s discussion and analysis of the Borrower’s material quarterly and annual operating results, as applicable, and a report containing management’s discussion and analysis of such financial statements (it being acknowledged and agreed that this requirement shall be satisfied to the extent such management’s discussion and analysis is included in a 10-K or 10-Q statement filed by the Borrower for the applicable period) and (B) if such certificate is delivered on a date occurring during a Collateral/Covenant Period, (1) an updated Perfection Certificate (which, for the avoidance of doubt, in the case of the absence of any change in any section contained therein from the most recently delivered Perfection Certificate or supplement thereto, may be satisfied by confirming such absence of change) and (2) a description of all outstanding Priority Debt as of the end of the applicable fiscal period for which financial statements under clauses (a) or (b) above are being delivered;

(e)        promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(f)          promptly after receipt thereof, copies of any material notices received by the Borrower or any Subsidiary in respect of the Privately Placed Notes (including, without limitation, notices of any default or event of default under any Privately Placed Notes); and

(g)         promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request or (ii) information and documentation required by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable Anti-Money Laundering Laws or Anti-Corruption Laws (including, to the extent applicable, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230).

Financial statements and other information required to be delivered pursuant to Sections 8.1(a), (b), (e), (f) and 8.2 (other than Section 8.2(a)) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on SyndTrak or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system and, in the case of information required by Section 8.2, the Borrower shall have notified the Administrative Agent of such posting, including a link to the specific portion of such filing that identifies the information so required.

Documents required to be delivered pursuant to Section 8.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificates required by Section 8.1 to the Administrative Agent in accordance with the procedures set forth in Section 12.1.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 8.2     Notices of Material Events.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a)          the occurrence of any continuing Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Subsidiary or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)          the occurrence of any change in the principal executive officer of the Borrower;

(e)          the occurrence of material changes in accounting or financial reporting practices; and

(f)          (i) any material labor dispute to which the Borrower or any Subsidiary is, or is reasonably likely to become a party, including any strikes, lockouts or any Subsidiary is, or is reasonably likely to become, a party, including any strikes, lockouts or other disputes relating to any of the Borrower’s or such Subsidiary’s plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of the Borrower or any such Subsidiary, in each case that could be reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 8.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 8.3      Existence; Conduct of Business.  The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (b), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 9.3 or 9.11.

SECTION 8.4     Payment of Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay all of its Taxes (including Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises) before any penalty or fine accrues thereon; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

SECTION 8.5    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. During a Collateral/Covenant Period, all property and liability insurance relating to real property Collateral, including insurance requested in connection with any after-acquired real property, if any, shall, as reasonably requested by the Administrative Agent, name the Administrative Agent as mortgagee (in the case of property insurance), if applicable, or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

SECTION 8.6    Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (a) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (b) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year and the costs and expenses of only one such visit or inspection per year shall be required to be reimbursed by the Borrower pursuant to Section 12.3.

SECTION 8.7      Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws and ERISA), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.8     Use of Proceeds and Letters of Credit.  The Borrower shall use (a) the Letters of Credit and the proceeds of Revolving Credit Loans only to finance the Transactions and for working capital and other general corporate purposes of the Borrower and its Subsidiaries and (b) the proceeds of the Initial Term Loan only to refinance the existing indebtedness under the Existing Credit Agreement and pay fees and expenses in connection with the Transactions. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X, or of any Anti-Corruption Law, Anti-Money Laundering Laws or applicable Sanctions.

SECTION 8.9      Further Assurances; Additional Security and Guarantees.  During a Collateral/Covenant Period:

(a)        The Borrower shall, and shall cause each applicable Subsidiary to, at the Borrower’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents.

(b)         Upon the formation or acquisition of any Specified Domestic Subsidiary, including by way of division or otherwise, the Borrower shall, and shall cause each applicable Subsidiary to, at the Borrower’s expense within thirty (30) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:

(i)          deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(ii)         cause each such Specified Domestic Subsidiary to execute a supplement to the Guaranty and Pledge and Security Agreement and each other applicable Collateral Document and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Pledge and Security Agreement or such other Collateral Documents to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent; and

(iii)        if requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such Specified Domestic Subsidiary (except, in the case of opinions in respect of any Collateral or Guaranty, to the extent such opinions are customarily delivered by lender’s counsel in the applicable jurisdiction).

(c)          Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Guaranty by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the provisions hereof shall be subject to the exceptions and limitations set forth in the Collateral Documents and (iii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.

SECTION 8.10    Collateral and Guaranty Period.

(a)         Subject in all respects to Sections 8.10(c) and 9.13, if at any time a Collateral/Covenant Event occurs, then the Borrower and each Guarantor (if any) shall promptly (i) execute and deliver to the Administrative Agent a Perfection Certificate, (ii) execute and deliver to the Administrative Agent a Pledge and Security Agreement and all such other documents as shall be required pursuant to such Pledge and Security Agreement and (iii) cause its Specified Domestic Subsidiaries to execute the Guaranty. If a Collateral/Covenant Suspension Period occurs after a Collateral/Covenant Event, and no Default or Event of Default has occurred and is continuing, then upon delivery to the Administrative Agent of an officer’s certificate certifying that no Collateral/Covenant Period exists and requesting a release of all Collateral, the Administrative Agent shall promptly release the Liens granted pursuant to the Collateral Documents on the Collateral. In connection with the foregoing, the Administrative Agent shall, within a reasonable period of time following delivery of such officer’s certificate, and at the Borrower’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and (y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 termination financing statements or releases) and take such other actions, as the Borrower shall reasonably request to evidence such termination and release.

(b)        Subject in all respects to Sections 8.10(c) and 9.13, if at any time after a Collateral/Covenant Event has occurred a Collateral/Covenant Suspension Period occurs, then upon delivery to the Administrative Agent of an officer’s certificate certifying that no Collateral/Covenant Period exists and requesting a release of the Guaranty, the Administrative Agent shall promptly release each Guarantor from its obligations under any Guaranty then in effect.

(c)         If from time to time any Subsidiary of the Borrower Guarantees any Indebtedness of the Borrower or any other Guarantor, or incurs any Priority Debt of the type described in clause (ii) thereof in violation of Section 9.13, then in each such case such Subsidiary shall, prior to or substantially concurrently with such Subsidiary providing such Guarantee or incurring such Priority Debt, execute and deliver to the Administrative Agent the Guaranty or, after the initial execution and delivery thereof, a joinder to the Guaranty. For the avoidance of doubt, the Administrative Agent shall release any such Guarantee referred to in this Section 8.10(c) if (i) all subject Indebtedness ceases to be outstanding or (ii) no subject Indebtedness is Guaranteed by, or is secured by Liens on any Property of, the Subsidiary providing such Guarantee and, in each case, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such conditions to release have been satisfied.

SECTION 8.11   Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.  The Borrower shall not request any Extension of Credit or Letter of Credit, and the Borrower shall not use the proceeds of any Extension of Credit or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.  The Borrower and its Subsidiaries will maintain in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

SECTION 8.12   Accounting Methods and Financial Records.  The Borrower will, and will cause each of its Subsidiaries to, maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance in all material respects with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

ARTICLE IX

NEGATIVE COVENANTS

From the Closing Date until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Borrower covenants and agrees with the Lenders as follows; provided that, only Sections 9.3, 9.8(a), 9.9, 9.10, 9.11, 9.12 and 9.13, and the last paragraph of Section 9.2, shall apply during a Collateral/Covenant Suspension Period:

SECTION 9.1     Indebtedness.  The Borrower will not create, incur, assume or permit to exist, and will not permit any of its Subsidiaries to create, incur, assume or permit to exist, any Indebtedness, except:

(a)          Indebtedness created under the Loan Documents;

(b)         Indebtedness under the Privately Placed Notes and other Indebtedness existing on the Closing Date, in each case, as set forth in Schedule 9.1, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c)        Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; provided, that, any Indebtedness outstanding pursuant to this clause (c) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations under this Agreement on customary terms;

(d)         Guarantees of Indebtedness of the Borrower or any other Subsidiary, all to the extent permitted by Section 9.5; provided that no Guarantee of Indebtedness of a Loan Party by a Subsidiary that is not a Loan Party will be permitted under this clause (d);

(e)         Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f)        Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;

(g)       other Indebtedness; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (g) only if (i) at the time such Indebtedness is incurred (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Consolidated Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis (after giving effect to such Indebtedness), calculated as of the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder (which such Consolidated Leverage Ratio level shall be, if requested by the Administrative Agent, demonstrated by calculations in form and substance reasonably satisfactory to the Administrative Agent and certified by a Financial Officer of the Borrower), (ii) such Indebtedness does not mature, require any scheduled payment of principal, or require any mandatory payment, redemption or repurchase prior to the date that is ninety-one (91) days after the latest of the maturity dates of all Loans or Commitments in effect at the time of issuance of such Indebtedness (other than a customary mandatory prepayment or mandatory offer to repurchase in connection with a change of control or asset sale that requires the prior payment in full of, and termination of all commitments with respect to, the Obligations as a condition to such mandatory prepayment or mandatory offer to repurchase); provided that any Indebtedness that automatically converts to, or is exchangeable into, notes or other Indebtedness that meet this clause (ii) shall be deemed to satisfy this condition so long as the Borrower irrevocably agrees at the time of the issuance thereof to take all actions necessary to convert or exchange such Indebtedness, (iii) the covenants with respect to such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are, when taken as a whole, are not materially more restrictive to the Loan Parties and their respective Subsidiaries than those herein (taken as a whole), unless (x) Lenders under the existing Loans or Commitments also receive the benefit of such more favorable terms or (y) the covenants with respect to such Indebtedness are applicable only to the periods after the latest of the maturity dates of all Loans or Commitments in effect at the time of issuance of such Indebtedness, (iv) if such Indebtedness is to be Subordinated Indebtedness the subordination terms and conditions thereof shall reasonably satisfactory to the Administrative Agent and (v) the Borrower shall have given the Administrative Agent at least five (5) Business Days prior notice (or such shorter period as may be approved by the Administrative Agent in its sole discretion) of such incurrence;

(h)          Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(i)          Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;

(j)          Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Section 10.1;

(k)      Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 9.5 or 9.11;

(l)          Indebtedness in respect of line of credit facilities incurred in the ordinary course of business; provided that the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $50,000,000 at any time outstanding;

(m)       Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower permitted by Section 9.4;

(n)         Secured Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;

(o)          Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)          Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(q)       other Indebtedness; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (q) only if at the time such Indebtedness is incurred (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate principal amount of Indebtedness outstanding pursuant to this clause (q) at such time (including such Indebtedness) would not exceed the greater of (A) $125,000,000 and (B) 2.5% of Consolidated Total Assets as of the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder prior to the incurrence of such Indebtedness;

(r)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above; and

(s)          Permitted Refinancing Indebtedness with respect to any Indebtedness incurred pursuant to clause (g) above.

Indebtedness permitted by this Section 9.1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.1 permitting such Indebtedness. In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 9.1, the Borrower, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of incurrence and will only be required to include the amount of such Indebtedness in one of such clauses.

SECTION 9.2     Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)          Permitted Encumbrances;

(b)          Liens pursuant to any Loan Document;

(c)        any Lien on any Property of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 9.2 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(d)         Liens on Collateral securing the Privately Placed Notes and any Permitted Refinancing Indebtedness in respect of the Privately Placed Notes permitted by clause (b) of Section 9.1; provided that the holders of such Privately Placed Notes or such Permitted Refinancing Indebtedness (or the agent or trustee on their behalf) shall have executed and delivered the Intercreditor Agreement;

(e)        Liens on assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 9.1, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 9.1) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f)        rights of setoff and similar arrangements and Liens in respect of Secured Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g)          Liens securing Indebtedness permitted under Section 9.1(o)(x) and applying only to the proceeds of the insurance policy;

(h)        Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 9.5 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 9.11;

(i)         leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(j)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)        Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(l)          [reserved];

(m)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(n)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.5;

(o)        rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p)          ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(q)         Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(r)          any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Subsidiary;

(s)          Liens not otherwise permitted by this Section 9.2; provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount of the obligations secured at such time by Liens (including such Lien) outstanding pursuant to this clause (s) would not exceed the greater of (A) $125,000,000 and (B) 2.5% of Consolidated Total Assets for the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder prior to the incurrence of such Lien;

(t)         Liens on any Property of (i) any Loan Party in favor of any Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary;

(u)         Liens arising from UCC financing statement filings regarding leases and consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business; and

(v)         Liens on any real property assets owned by the Borrower and its Subsidiaries incurred in the ordinary course of business that do not secure Indebtedness for borrowed money, not to exceed the greater of (i) $25,000,000 and (ii) 0.5% of Consolidated Total Assets for the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder prior to the incurrence of such Lien.

For purposes of determining compliance with this Section 9.2, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in this Section 9.2 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described under this Section 9.2, the Borrower shall, in its sole discretion, classify such Lien (or any portion thereof) in any manner that complies with this Section 9.2 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of this Section 9.2 and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Notwithstanding anything in this Section 9.2 to the contrary, in no event shall the Borrower or any of its Subsidiaries incur or allow to exist any Liens on the real property assets owned by the Borrower and its Subsidiaries, other than (x) Permitted Encumbrances, (y) Liens permitted under Section 9.2(e) and Section 9.2(v) and (z) Liens created pursuant to the Loan Documents.

SECTION 9.3     Fundamental Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, reorganize in any jurisdiction other than a State of the United States of America, or liquidate, dissolve or divide, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a)         any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 9.5 or Disposition otherwise permitted by Section 9.11;

(b)         (i) during any Collateral/Covenant Period, any Loan Party (other than the Borrower) may merge or consolidate with any other Person in a transaction in which a Loan Party is the surviving Person in such merger or consolidation, (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower; provided that if any such Subsidiary is a Guarantor, then a Guarantor shall be the surviving Person in such merger or consolidation and (ii) any Subsidiary of the Borrower may merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving Person in such merger or consolidation; and

(c)         the Borrower may be consolidated with or merged into any Person; provided that (i) any Investment in connection therewith is otherwise permitted by Section 9.5 and (ii) the Borrower shall have delivered all information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, of the type delivered in connection with the Closing Date pursuant to Section 6.1(g)(iii); provided further that, simultaneously with such transaction, (w) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of such Borrower under the Loan Documents, (x) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation or limited liability company organized under the laws of a State of the United States of America and shall take all actions as may be reasonably required by the Administrative Agent to preserve the enforceability of the Loan Documents, (y) if such transaction occurs during a Collateral/Covenant Period, each Guarantor shall have confirmed that its obligations under the Guaranty shall apply to the successor Borrower’s obligations under the Loan Documents and (z) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement and each Collateral Document (other than during a Collateral/Covenant Suspension Period) comply with this Agreement and otherwise in form and substance reasonably satisfactory to Administrative Agent.

SECTION 9.4    Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)         the Borrower or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests;

(b)          Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests;

(c)          so long as no Event of Default has occurred and is continuing, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Subsidiaries (i) in existence on the Closing Date and listed on Schedule 9.4 and (ii) other such plans adopted following the Closing Date in an aggregate amount pursuant to this subclause (ii) not to exceed $30,000,000 in any fiscal year (with unused amounts of such base amount available for use in succeeding fiscal years so long as the aggregate amount expended pursuant to this subclause (ii) in any fiscal year does not exceed $45,000,000);

(d)        to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 9.7 (other than Section 9.7(a) or Section 9.7(e));

(e)         repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)          the Borrower may pay dividends on, or repurchase or redeem, its Equity Interests in an aggregate amount not to exceed, in any fiscal year of the Borrower, an amount equal to seven percent (7%) of the Market Capitalization of the Borrower at the time of such dividend, repurchase or redemption;

(g)        the Borrower may make other Restricted Payments, so long as at the time such Restricted Payment is made (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Leverage Ratio is not greater than 3.00 to 1.00 on a Pro Forma Basis (after giving effect to any Indebtedness incurred in connection therewith), calculated as of the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder (which such Consolidated Leverage Ratio level shall be, if requested by the Administrative Agent, demonstrated by calculations in form and substance reasonably satisfactory to the Administrative Agent); and

(h)        the Borrower may make other Restricted Payments, so long as at the time such Restricted Payment is made (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount of such Restricted Payments made pursuant to this clause (h) (including such Restricted Payment), together with the aggregate amount of all Restricted Junior Debt Payments made pursuant to Section 9.6(a)(vi), would not exceed the greater of (A) $125,000,000 and (B) 2.5% of Consolidated Total Assets as of the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder.

SECTION 9.5      Investments.  The Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a)         Investments by the Borrower or a Subsidiary in cash and Cash Equivalents (or that were Cash Equivalents at the time the Investment was made);

(b)         loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c)         subject to the proviso at the end of this Section 9.5, Investments (i) by the Borrower or any Subsidiary in the Borrower or any Subsidiary and (ii) by the Borrower or any Subsidiary in any Person (or assets, as applicable) that is or will become immediately after such Investment a Subsidiary or that will merge or consolidate into (or such assets will be transferred to) the Borrower or a Subsidiary;

(d)         (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)         Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 9.11(c)(i), (i) or (j);

(f)        Investments existing on the Closing Date in Subsidiaries or as set forth on Schedule 9.5 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 9.5;

(g)          Investments in Swap Agreements permitted under Section 9.1(h);

(h)       subject to the proviso at the end of this Section 9.5, Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions;

(i)          Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(j)         advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(k)          Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(l)          Investments held by a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 9.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(m)         lease, utility and other similar deposits in the ordinary course of business;

(n)         Investments resulting from the creation of a Lien permitted under Section 9.2 and Investments resulting from Dispositions permitted under clause (j) of Section 9.11 or Restricted Payments permitted under Section 9.4 or Indebtedness permitted under Section 9.1;

(o)         subject to the proviso at the end of this Section 9.5, other Investments (other than Investments made by a Loan Party in a Subsidiary that is not a Loan Party); provided that an Investment shall be permitted to be made pursuant to this clause (o) only if at the time such Investment is made (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis, calculated as of the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder prior to the making of such Investment (which such Consolidated Leverage Ratio level shall be, if requested by the Administrative Agent, demonstrated by calculations in form and substance reasonably satisfactory to the Administrative Agent); and

(p)         subject to the proviso at the end of this Section 9.5, other Investments; provided that an Investment shall be permitted to be made pursuant to this clause (p) only if at the time such Investment is made (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount of Investments outstanding pursuant to this clause (p) at such time (including such Investment) would not exceed the greater of (A) $125,000,000 and (B) 2.5% of Consolidated Total Assets as of the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder prior to the making of such Investment;

provided that (x) any Investments in the form of loans or advances made by any Loan Party to any Subsidiary that is not a Loan Party pursuant to this Section 9.5 shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Collateral Documents and (y) the aggregate amount of Investments (including Acquisitions) made by (1) Subsidiaries that are not Loan Parties and (2) Loan Parties in Subsidiaries that are not, and do not become, Loan Parties (including any Persons acquired in an Acquisition to the extent that such Person does not become a Guarantor or a part of a Guarantor pursuant to Section 8.9), in each case, pursuant to clauses (c), (h), (o) and (p) of this Section 9.5 shall not exceed $50,000,000 in the aggregate at any time.

SECTION 9.6      Prepayments, Etc., of Junior Indebtedness.

(a)        The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Junior Indebtedness or make any payment in violation of any subordination or intercreditor terms of any such Junior Indebtedness (any such prepayment, redemption, purchase, defeasance, satisfaction or other payment, a “Restricted Junior Debt Payment”), except:

(i)          refinancing of Junior Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof,

(ii)         the conversion (or exchange) of any Junior Indebtedness to (or for) Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(iii)        prepaying the Privately Placed Notes;

(iv)       prepayments, redemptions, purchases or defeasances of Junior Indebtedness out of the Net Cash Proceeds of a sale of Qualified Equity Interests (other than a sale to the Borrower or a Subsidiary);

(v)         the Borrower and its Subsidiaries may make Restricted Junior Debt Payments, so long as at the time such Restricted Junior Debt Payment is made (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Leverage Ratio is not greater than 3.00 to 1.00 on a Pro Forma Basis (after giving effect to any Indebtedness incurred in connection therewith), calculated as of the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder (which such Consolidated Leverage Ratio level shall be, if requested by the Administrative Agent, demonstrated by calculations in form and substance reasonably satisfactory to the Administrative Agent); and

(vi)        so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Restricted Junior Debt Payments in an aggregate amount not to exceed, together with all Restricted Payments made pursuant to Section 9.4(h), the greater of (A) $125,000,000 and (B) 2.5% of Consolidated Total Assets for the most recently completed Test Period for which financial statements have been delivered to the Administrative Agent hereunder prior to such Restricted Junior Debt Payment.

(b)        The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Indebtedness of the type described in Section 9.6(a) (including, without limitation, the Privately Placed Notes).

SECTION 9.7      Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Borrower and/or its Subsidiaries and (ii) the Borrower and/or its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the boards of directors of the Borrower or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 9.4 or 9.6, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Subsidiaries, (g) the transactions pursuant to the agreements set forth on Schedule 9.7 as of the Closing Date or any amendment to such agreements to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the Transactions and the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Borrower or any Subsidiary of its obligations under the terms of, any Organizational Document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is set forth on Schedule 9.7, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 9.7(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Closing Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Borrower, its Subsidiaries and joint ventures that are Affiliates of the Borrower solely as a result of the Borrower’s or a Subsidiary’s Investments therein in the ordinary course of business, and (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement.

SECTION 9.8      Changes in Fiscal Year; Organizational Documents.

(a)          The Borrower will cause its fiscal year to end on April 30 of each calendar year.

(b)         The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change its Organizational Documents in any manner materially adverse to the rights or interests of the Lenders.

SECTION 9.9      Financial Covenant.  The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter and for the Test Period then ending, commencing with the first fiscal quarter ending after the Closing Date, to be greater than 4.00:1.00; provided that if the Borrower or any of its Subsidiaries consummates a Material Acquisition, the Borrower may, at its election, upon prior written notice to the Administrative Agent, increase the maximum permitted Consolidated Leverage Ratio pursuant to this Section 9.9 to 4.50 to 1.00, which such increase shall be applicable for the fiscal quarter in which such Material Acquisition is consummated and the four (4) consecutive testing dates thereafter (each, a “Leverage Ratio Increase”); provided further that (x) such increase shall apply solely with respect to compliance with this Section 9.9 and any determination of the Consolidated Leverage Ratio for purposes of determining whether the applicable Material Acquisition is permitted and any incurrence test with respect to any Indebtedness used to finance such Material Acquisition and shall not apply to any other incurrence test set forth in this Agreement and (y) there shall be at least two consecutive full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall be in effect.

SECTION 9.10    Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a)          the creation or assumption of any Lien upon its Properties, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Privately Placed Notes and any future note issuances and Permitted Refinancings in respect thereof (provided that any such prohibition, restriction or condition in any such Permitted Refinancing is not materially more burdensome than the Privately Placed Notes), (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(c), Section 9.1(e), Section 9.1(g), and Section 9.1(l); provided that in each case (A) any such restriction contained therein relates only to the asset or assets securing such Indebtedness and (B) no such restriction shall prohibit the creation or existence of any Lien upon the Borrower’s or any Subsidiary’s Properties to secure the Secured Obligations, and (iv) customary restrictions in connection with any Liens permitted pursuant to Section 9.2 (each such Lien, a “Permitted Lien”) or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien);

(b)         the ability of any Subsidiary that is not a Guarantor to (i) pay dividends or make any other distributions to holders of its Equity Interests; provided that the foregoing shall not apply to (A) prohibitions, restrictions and conditions imposed by Applicable Law or by this Agreement or any other Loan Document, (B) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 9.11 with respect to the Property subject to such Disposition, or (ii) sell, lease or transfer any of its properties or assets to any Loan Party; provided that this clause (ii) shall not apply to (A) prohibitions, restrictions and conditions imposed by Applicable Law or by this Agreement or any other Loan Document, (B) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 9.11 with respect to the Property subject to such Disposition, (C) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (D) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (E) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (F) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (G) customary provisions in leases restricting the assignment or subletting thereof, (H) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (I) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (J) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 9.2 with respect to the transfer of the Property subject thereto.

SECTION 9.11    Dispositions.  The Borrower will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

(a)         Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, in each case, in the ordinary course of business;

(b)          Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)        Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d)          Dispositions of Property to the Borrower or to a Subsidiary;

(e)          Dispositions permitted by Sections 9.3 and 9.4 and Liens permitted by Section 9.2;

(f)          Dispositions of cash and Cash Equivalents;

(g)       Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h)        leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(i)          transfers of Property to the extent subject to Casualty Events;

(j)         any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate net book value of all property Disposed (including such Disposition) of (including such Disposition) in reliance on this clause (j) would not exceed (x) in any four fiscal quarter period of the Borrower, 7.5% of Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.1(a) or (b)) and (y) over the life of this Agreement, 20.0% of Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.1(a) or (b)) and (iii) with respect to any Disposition pursuant to this clause (j) the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), any liabilities (as shown on the Borrower’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Subordinated Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration;

(k)       Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(l)          except as set forth in the immediately succeeding proviso, any Disposition made during a Collateral/Covenant Suspension Period; provided, that during a Collateral/Covenant Suspension Period, the Borrower and any Guarantor that is a Material Subsidiary shall not, in any event (x) make any Disposition of all or substantially all Property of such Person (on a consolidated basis) or (y) make any Disposition of real property or the Equity Interests of any Subsidiary of the Borrower owning real property unless, in the case of this clause (y), (A) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (B) at the time of any such Disposition, the aggregate net book value of all real property Disposed of in reliance on this clause (y) (including, for the avoidance of doubt, in the case of any Disposition of Equity Interests of a Subsidiary of the Borrower, the aggregate net book value of all real property owned by such Subsidiary) (1) in any four fiscal quarter period of the Borrower (including such Disposition) would not exceed 10.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.1(a) or (b) and (2) over the life of this Agreement, 25.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.1(a) or (b) and (C) with respect to any Disposition pursuant to this clause (y) the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (C), any liabilities (as shown on the Borrower’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Subordinated Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration;

provided that solely to the extent that any Disposition of any Property is classified under Sections 9.11(j) and (l), the portion of such Disposition so classified thereunder shall be for no less than the Fair Market Value of such Property at the time of such Disposition in the good faith determination of the Borrower.

SECTION 9.12   Lines of Business.  The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

SECTION 9.13    Priority Debt.

(a)         The Borrower and its Subsidiaries will not create, incur, assume or permit to exist Priority Debt in excess of 20% of Consolidated Net Worth (determined as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 8.1(a) or (b)) at any time outstanding unless the Secured Obligations shall be secured on an equal and ratable basis with such Priority Debt (or, in the case of Priority Debt secured by Liens of the type described in Section 9.2(e), the Secured Obligations shall be secured in accordance with the Collateral Documents).

(b)         The Borrower will not, and will not permit any of its Subsidiaries to, provide Liens on any Property to secure any Indebtedness that in any such case would result in a Collateral/Covenant Event, unless (A) in the case of a Subsidiary, prior to such Subsidiary providing such Lien to secure such Indebtedness, such Subsidiary provides a Guarantee of the Secured Obligations in accordance with Section 8.10(c) and (B) substantially concurrently with the Borrower or such Subsidiary providing such Lien to secure such Indebtedness, the Borrower or such Subsidiary provides a perfected Lien to secure the Secured Obligations in accordance with Section 8.9 and the holders of such Indebtedness (or the agent or trustee on their behalf) executes and delivers to the Administrative Agent an Intercreditor Agreement or, after the initial execution and delivery thereof, a joinder thereto, as applicable.

(c)         During a Collateral/Covenant Suspension Period, the Borrower and its Subsidiaries will not create, incur, assume or permit to exist Priority Debt in the nature of a credit facility, asset-based financing or a debt security or note unless such Indebtedness and/or Liens would be permitted under Section 9.1 and Section 9.2 of this Agreement, in each case assuming for this purpose that a Collateral/Covenant Period is in effect.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1    Events of Default.  Each of the following shall constitute an Event of Default:

(a)         the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan, any Reimbursement Obligation in respect of any Letter of Credit or any fee or any other amount (other than an amount referred to in clause (a) of this Section 10.1) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 8.2(a) or Article IX;

(e)         any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 10.1) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)         the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g)         the Borrower or any Material Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Equity Interests) and such failure or breach is unremedied and is not waived by the required holders of such Material Indebtedness; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed or unrecalled for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Section 10.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j)          the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k)         one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $35,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Borrower and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(l)        an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)         a Change in Control shall occur;

(n)         (i) any material provision of this Agreement or any other Loan Document (other than the Guaranty or any Collateral Agreement), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.3 or 9.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations and termination of the Commitments) ceases to be in full force and effect; or (ii) the Borrower contests in writing the validity or enforceability of any provision of this Agreement or any other Loan Document; or (iii) the Borrower denies in writing that it has any or further liability or obligation under this Agreement or any other Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind this Agreement or any other Loan Document;

(o)        except during a Collateral/Covenant Suspension Period, (i) (A) with respect to the Borrower and each Material Subsidiary, any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.3 or 9.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments ceases to be in full force and effect; or (B) any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or (C) any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents; or (ii) any Collateral Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Encumbrances) on, or security interest in, any material portion of the Collateral purported to be covered thereby, other than in accordance with the express terms hereof or thereof; or

(p)         except during a Collateral/Covenant Suspension Period, (i) with respect to the obligations of a Material Subsidiary, any material provision of the Guaranty, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.3 or 9.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of the Guaranty; or (iii) any Guarantor denies in writing that it has any or further liability or obligation under the Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind the Guaranty.

SECTION 10.2   Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)         Acceleration; Termination of Credit Facility.  Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)          Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.4.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c)         General Remedies.  To the extent a Collateral/Covenant Period is in effect, exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3    Rights and Remedies Cumulative; Non-Waiver; Etc.

(a)         The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4  Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations (or the Secured Obligations in the event a Collateral/Covenant Period is in effect) and all net proceeds from the enforcement of the Obligations (or the Secured Obligations in the event a Collateral/Covenant Period is in effect) shall, subject to the provisions of Sections 3.12, 5.14 and 5.15, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations or Secured Obligations, as applicable, constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations or Secured Obligations, as applicable,  constituting fees (other than Facility Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations or Secured Obligations, as applicable,  constituting accrued and unpaid Facility Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to Cash Collateralize any L/C Obligations then outstanding and to payment of that portion of the Obligations or Secured Obligations, as applicable, constituting unpaid principal of the Loans and Reimbursement Obligations and solely to the extent a Collateral/Covenant Period is in effect, Secured Hedge Obligations and Secured Cash Management Obligations then owing, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations, or in the event a Collateral/Covenant Period is in effect, the Secured Obligations, have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof.  Each holder of Secured Cash Management Obligations or Secured Hedge Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5   Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6    Credit Bidding.

(a)          To the extent a Collateral/Covenant Period is in effect, the Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.  Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.2.

(b)        Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1    Appointment and Authority.

(a)         Each of the Lenders and each Issuing Lender hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.

(b)         The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including each holder of Secured Hedge Obligations and Secured Cash Management Obligations) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article and Article XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)        It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 11.2   Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 11.3    Exculpatory Provisions.

(a)          The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:

(i)          shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)        shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any Issuing Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and

(iv)        shall not be required to account to any Lender or any Issuing Lender for any sum or profit received by the Administrative Agent for its own account.

(b)          The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(c)          The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

(d)         The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Designated Persons.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Designated Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Designated Person.

SECTION 11.4    Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 11.9.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Each Lender or Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or Issuing Lender.

SECTION 11.5   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

SECTION 11.6    Resignation of Administrative Agent.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

(d)         Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, any Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any Arranger or any of their respective Related Parties to any Lender, any Issuing Lender or any other Secured Party as to any matter, including whether the Administrative Agent, any Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession.  Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder.  Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 11.7.

SECTION 11.8   No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

SECTION 11.9    Collateral and Guaranty Matters.

(a)       Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Secured Hedge Obligations and Secured Cash Management Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)          to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) during a Collateral/Covenant Period, Secured Cash Management Obligations or Secured Hedge Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Loan Party permitted under the Loan Documents, as certified by the Borrower, (C) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 12.2 or (D) if any Collateral/Covenant Period ceases to be in effect; provided that any release of all or substantially of the Collateral shall be subject to Section 12.2(l);

(ii)         to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Liens permitted under Section 9.2(e); provided that the subordination of all or substantially all of the Collateral shall be subject to Section 12.2(l);

(iii)        to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary that is required to be a Guarantor as a result of a transaction permitted under the Loan Documents, as certified by the Borrower; provided that the release of Guarantors comprising substantially all of the credit support for the Secured Obligations shall be subject to Section 12.2(k); and

(iv)       to release any Guarantor from its obligations under the Collateral Documents to which it is a party if any Collateral/Covenant Period ceases to be in effect.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Loan Documents to which it is a party pursuant to this Section 11.9.  In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the applicable Loan Documents to which it is a party, in each case in accordance with the terms of the Loan Documents and this Section 11.9 as certified by the Borrower.

(b)         The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)         Notwithstanding anything in this Section or any other Loan Document to the contrary, in no event shall any Cash Collateral provided with respect to any Extended Letter of Credit be released without the prior written consent of the applicable Issuing Lender of such Extended Letter of Credit.

(d)        Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if any Guarantor ceases to be a wholly-owned Subsidiary, such Subsidiary shall not be released from its obligations under any Loan Documents unless either (i) it is no longer a direct or indirect Subsidiary of the Borrower or (ii)(A) such transaction is entered into for a bona fide business purpose (as reasonably determined in good faith by the Borrower) and, for the avoidance of doubt, not for the primary purpose of causing such release, (B) the portion of Equity Interests that caused such Guarantor to cease to be wholly owned were not transferred to an Affiliate of the Borrower (other than for purposes of a bona fide joint venture arrangement on terms that are not less favorable than arm’s-length terms) and (C) after giving pro forma effect to the applicable release, the Borrower is deemed to have made a new Investment in such Subsidiary on the date of such release (as if such Subsidiary were not a Guarantor) in an amount equal to the portion of the fair market value (as reasonably determined in good faith by the Borrower) of the Borrower’s retained ownership interest in such Subsidiary and such Investment is permitted hereunder.

SECTION 11.10  Secured Hedge Obligations and Secured Cash Management Obligations.  No holder of any Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof, of the Guaranty or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral), or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guarantee or any Collateral Document, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations and Secured Cash Management Obligations.

SECTION 11.11  Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii)          the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11.12  Erroneous Payments.

(a)          Each Lender, each Issuing Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)       Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)          In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)        In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)        Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)          Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)       Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1    Notices.

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Attention of: Eric Larsen, Treasurer
Casey’s General Stores, Inc.
PO Box 3009
One Convenience Blvd.
Ankeny, IA 50021
Telephone No.: (515) 446-6803
E-mail: eric.larsen@caseys.com

With copies to:

Attention of: Amy R. Shapiro
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza, New York, NY 10006
Telephone No.: (+1) 212 225-2076
E-mail: Ashapiro@cgsh.com
If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention of:  Syndication Agency Services

Telephone No.:  (704) 590-2706
Facsimile No.:  (844) 879-5899
Email: Agencyservices.requests@wellsfargo.com

With copies to:

Wells Fargo Bank, National Association
1808 Aston Ave., Ste 250
Carlsbad, CA 92008
Attention of: Loan Administration
Telephone No.: (760) 918-2700

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)       Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)        Change of Address, Etc.  Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto.  Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.

(e)          Platform.

(i)         Each Loan Party, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.  The Borrower acknowledges and agrees that the Designated Person List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(ii)       The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution.  Each of the Borrower, each Lender and each Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 12.2  Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document (including Section 5.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or in the case of any amendment which directly affects only one Class under the Credit Facility, the Required Facility Lenders, and not the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders or the Required Facility Lenders, as applicable) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)          amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans or issuance of Letters of Credit) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit, in each case without the written consent of the Required Revolving Credit Lenders;

(b)         (i) subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or (ii) subordinate any of the Liens securing the Obligations, in each case without the consent of each of the Lenders directly affected thereby;

(c)         increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(d)          waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (it being understood that a waiver of a mandatory prepayment under Section 4.4(b) shall only require the consent of the Required Term Loan Lenders), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(e)         reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Facility Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default with respect to the applicable Class and (ii) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(f)          change Section 5.6 or Section 10.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 5.6 or Section 10.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(g)          change Section 4.4(b)(iii) (or amend any other term of the Loan Documents that would have the effect of changing Section 4.4(b)(iii)) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Term Loan Lender directly and adversely affected thereby;

(h)         except as otherwise permitted by this Section 12.2 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” “Required Revolving Credit Lenders” or “Required Facility Lenders” or “Required Term Loan Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(i)          impose any greater restriction on the ability of any Lender under any Class to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders under such Class;

(j)          consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.3), in each case, without the written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Section 11.9 (in which case such release may be made by the Administrative Agent acting alone);

(k)          release (i) all of the Guarantors or (ii) Guarantors comprising all or substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty, without the written consent of each Lender, except to the extent the release of such Guarantor(s) is permitted pursuant to Section 11.9(a)(iv) (in which case such release may be made by the Administrative Agent acting alone); or

(l)         release or subordinate all or substantially all of the Collateral or release or subordinate any Collateral Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral without the written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Section 11.9(a)(i)(A) or (D) (in which case such release may be made by the Administrative Agent acting alone).

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement (including Section 11.9(c)) or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 12.1(e), Section 12.20 or Article XI hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document and each cash collateral agreement or other document entered into in connection with an Extended Letter of Credit may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document, cash collateral agreement or other document, as the case may be, shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (viii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including as applicable, (1) to permit the Incremental Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include an Incremental Increase, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Revolving Credit Loans (as defined below) and/or Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Revolving Credit Loans of any Class (“Refinanced Revolving Credit Loans”) and/or all outstanding Term Loans of any Class (“Refinanced Term Loans” and together with any Refinanced Revolving Credit Loans, “Refinanced Loans”), as applicable, with a replacement revolving loan tranche (“Replacement Revolving Credit Loans”) and/or a replacement term loan tranche (“Replacement Term Loans” and together with any Replacement Revolving Credit Loans, “Replacement Loans”), as applicable, hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount (or accreted value, if applicable) of such Refinanced Loans except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, (b) the maturity date of any Replacement Loans shall be no earlier than the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans and any such Replacement Revolving Credit Loans shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, and (c) all other terms applicable to such Replacement Loans (other than pricing, interest rate margins, rate floors, discounts, premiums, fees, and optional prepayment or optional redemption terms and provisions, all of which shall be determined by the Borrower) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement).

SECTION 12.3    Expenses; Indemnity.

(a)         Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and, if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), any Lender or any Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary, local and/or special counsel in each relevant jurisdiction or specialty to the affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries thereof, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Loan Party or any Subsidiary thereof against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) arise from any dispute solely among Indemnitees, other than any claims against the Administrative Agent, any Arranger or any Affiliate of any of the foregoing in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under any other Loan Document, and other than any claims arising out of any act or omission on the part of the Borrower or any Subsidiary or Affiliate of the Borrower.  This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger, any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d)         Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each other party hereby waives, any claim against any party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this sentence shall not limit the Borrower’s indemnification obligations set forth above to the extent the relevant special, indirect, consequential or punitive damages are included in any third party claim in connection with which the relevant Indemnitee is entitled to indemnification hereunder.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)         Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised.  The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5    Governing Law; Jurisdiction, Etc.

(a)          Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Submission to Jurisdiction.  The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Arranger, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)        Waiver of Venue.  The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6    Waiver of Jury Trial.

(a)        EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7   Reversal of Payments.  To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from time to time in effect.

SECTION 12.8  Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9    Successors and Assigns; Participations.

(a)         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that (1) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; (2) it shall be deemed to be reasonable for the Borrower to withhold consent to Persons that are competitors of the Borrower and its Subsidiaries or any such Person’s reasonably identifiable Affiliates other than bona fide debt fund affiliates (any such Persons, “Designated Persons”) and (3) notwithstanding the foregoing clause (x), following the occurrence and during the continuation of an Event of Default, the Borrower’s consent shall be required for an assignment to a Designated Person and such Designated Persons’ reasonably identifiable Affiliates (other than bona fide debt fund affiliates), in each case solely to the extent that such Designated Person is included on the list of Designated Persons (such list, the “Designated Person List”) that has been previously sent to the Administrative Agent prior to the date that the relevant trade has been entered into. The Administrative Agent shall (I) post the Designated Person List provided by the Borrower and any updates thereto from time to time on the Platform to “public siders” and/or “private siders;” provided, that no such updates pursuant to this clause (I) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Designated Persons, (II) provide the Designated Person List to each Lender requesting the same, and/or (III) provide the Designated Person List to any potential assignee under this Section 12.9(b) requesting the same (but solely to the extent that such potential assignee is subject to customary confidentiality obligations relating to the Designated Person List); provided, however, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to the Designated Person List;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or a Term Loan Commitment, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)        the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(c)         Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to any Person (other than a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding anything in this subsection (d) to the contrary, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, from any Lender that is a Farm Credit Lender, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant that sells its participation) to the Administrative Agent and the Borrower and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrower (in each case, such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 12.9(b) and such consent is not required for an assignment to an existing Voting Participant; provided that the Borrower shall be deemed to have consented to any such sale of a participation unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant that sells its participation) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 12.9 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent or the Borrower.  The selling Lender (including any existing Voting Participant that sells its participation) and the purchasing Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 12.9 or delivered in connection with any Voting Participant Notice.  The Borrower and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 12.9, delivered in connection with any Voting Participant Notice or otherwise furnished pursuant to this paragraph and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the Dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Administrative Agent pursuant to this paragraph.  The voting rights hereunder of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of a Voting Participant (except to the extent of a sale of a participation otherwise in compliance with the terms of this paragraph).

(e)         Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)         Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 12.10  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources or (ii) any direct or indirect actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance, securitization or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the Designated Person List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense.  For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11  Performance of Duties.  Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

SECTION 12.12 All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13  Survival.

(a)         All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)         Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement, and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14 Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15  Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 12.16  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender and/or any Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)         Electronic Execution.  The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 12.17  Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to the applicable Issuing Lender) and the Commitments have been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18  USA PATRIOT Act; Anti-Money Laundering Laws.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

SECTION 12.19  Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20  No Advisory or Fiduciary Responsibility.

(a)        In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)        Each Loan Party acknowledges and agrees that each Lender, each Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, such Arranger or such Affiliate thereof were not a Lender or an Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, each Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, Arranger, the Borrower or any Affiliate of the foregoing.

SECTION 12.21 Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.22  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 12.23  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 12.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 12.24  Acknowledgement of Receipt.  Borrower hereby acknowledges receipt of copies of all documents relating to the Loans, pursuant to Iowa Code Section 535.16.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

CASEY’S GENERAL STORES, INC., as Borrower

By:	/s/ Stephen P. Bramlage, Jr.
Name:	Stephen P. Bramlage, Jr.
Title:	Chief Financial Officer

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

AGENTS AND LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Lender and Lender

By:	/s/ Denise Crouch
Name:	Denise Crouch
Title:	Vice President

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

COBANK, ACB, as Lender and an Issuing Lender

By:	/s/ Jared Greene
Name:	Jared Greene
Title:	Assistant Corporate Secretary

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender and an Issuing Lender

By:	/s/ Shane Koonce
Name:	Shane Koonce
Title:	Executive Director

By:	/s/ John Dansdill
Name:	John Dansdill
Title:	Vice President

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

BMO HARRIS BANK, N.A., as Lender and an Issuing Lender

By:	/s/ Katherine Robinson
Name:	Katherine Robinson
Title:	Managing Director

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Gregory T. Martin
Name:	Gregory T. Martin
Title:	Executive Director

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

UMB BANK, N.A., as Lender

By:	/s/ Cory Miller
Name:	Cory Miller
Title:	Senior Vice President

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jesse Lawrence
Name:	Jesse Lawrence
Title:	Duly Authorized Signatory

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

CIBC BANK USA, as Lender

By:	/s/ Kelly Barrick
Name:	Kelly Barrick
Title:	Managing Director

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Ananda DeRoche
Name:	Ananda DeRoche
Title:	Authorized Signatory

Signature Page
Credit Agreement
Casey’s General Stores, Inc.

EXHIBIT A-1
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

__________, 20___
FOR VALUE RECEIVED, the undersigned, CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Revolving Credit Loans of the Lender from time to time pursuant to that certain Credit Agreement, dated as of April 21, 2023 (the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  All payments of principal and interest on this Revolving Credit Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[Remainder of page intentionally left blank; signature page follows]

Form of Revolving Credit Note

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Revolving Credit Note

EXHIBIT A-2
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

__________, 20___
FOR VALUE RECEIVED, the undersigned, CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Swingline Loans of the Lender from time to time pursuant to that certain Credit Agreement, dated as of April 21, 2023 (the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans.  All payments of principal and interest on this Swingline Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

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Form of Swingline Note

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Swingline Note

EXHIBIT A-3
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

__________, 20___
FOR VALUE RECEIVED, the undersigned, CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Term Loans of the Lender pursuant to that certain Credit Agreement, dated as of April 21, 2023 (the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  All payments of principal and interest on this Term Loan Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

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Form of Term Loan Note

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note under seal as of the day and year first above written.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Term Loan Note

EXHIBIT B
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: _____________
Wells Fargo Bank, National Association,
  as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Ladies and Gentlemen:
This irrevocable Notice of Borrowing is delivered to you pursuant to Section [2.3] [4.2] of the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.          The Borrower hereby requests that the Lenders make [a Revolving Credit Loan][a Swingline Loan][the Initial Term Loan][an Incremental Term Loan] to the Borrower in the aggregate principal amount of $___________.  (Complete with an amount in accordance with Section 2.3, Section 4.2 or Section 5.13, as applicable, of the Credit Agreement.)

2.          The Borrower hereby requests that such Loan(s) be made on the following Business Day: _____________________.  (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans or Swingline Loans, Section 4.2(a) of the Credit Agreement for the Initial Term Loan or Section 5.13 of the Credit Agreement for an Incremental Term Loan).

3.          The Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan[1]	Interest Rate	Interest Period (Adjusted Term SOFR only)

[Base Rate or Adjusted Term SOFR or Adjusted Daily Simple SOFR][2]

4.          The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5.          All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

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1 Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at Adjusted Term SOFR with an interest period of three months and $7,000,000 may be requested at SOFR with an interest period of one month).
2 Complete with (i) the Base Rate or Adjusted Term SOFR or Adjusted Daily Simple SOFR for Revolving Credit Loans, the Initial Term Loan or any Incremental Term Loan or (ii) the Base Rate for Swingline Loans.
Form of Notice of Borrowing

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Notice of Borrowing

EXHIBIT C
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________
Wells Fargo Bank, National Association,
  as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Ladies and Gentlemen:
This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation, as Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.          The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

Bank Name:
ABA Routing Number:
Account Number:

2.          This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

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Form of Notice of Account Designation

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Notice of Account Designation

EXHIBIT D
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent
FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: _____________
Wells Fargo Bank, National Association,
  as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section [2.4(c)] [4.4(a)] of the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.          The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] [Daily Simple SOFR Loans] and/or [Term SOFR Loans]: _______________. (Complete with an amount in accordance with Section 2.4 or Section 4.4 of the Credit Agreement.)

2.          The Loan(s) to be prepaid consist of: [check each applicable box]
☐	a Swingline Loan

☐	a Revolving Credit Loan

☐	the Initial Term Loan

☐	an Incremental Term Loan

3.          The Borrower shall repay the above-referenced Loans on the following Business Day or U.S. Government Securities Business Day, as applicable: _______________.  (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan, (ii) five (5) U.S. Government Securities Business Days subsequent to date of this Notice of Prepayment with respect to any Daily Simple SOFR Loan and (iii) three (3) U.S. Government Securities Business Days subsequent to date of this Notice of Prepayment with respect to any Term SOFR Loan.)

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Form of Notice of Prepayment

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Notice of Prepayment

EXHIBIT E
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________
Wells Fargo Bank, National Association,
  as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Ladies and Gentlemen:
This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.          The Loan to which this Notice relates is [a Revolving Credit Loan] [the Initial Term Loan] [an Incremental Term Loan]. (Delete as applicable.)

2.          This Notice is submitted for the purpose of:  (Check one and complete applicable information in accordance with the Credit Agreement.)
☐	Converting all or a portion of a Base Rate Loan into a Term SOFR Loan

Outstanding principal balance:	$______________
Principal amount to be converted:	$______________
Requested effective date of conversion:	_______________
Requested new Interest Period:	_______________

☐	Converting all or a portion of a Base Rate Loan into a Daily Simple SOFR Loan

Outstanding principal balance:	$______________
Principal amount to be converted:	$______________
Requested effective date of conversion:	_______________

Form of Notice of Conversion/Continuation

☐	Converting all or a portion of a Term SOFR Loan into a Base Rate Loan

Outstanding principal balance:	$______________
Principal amount to be converted:	$______________
Last day of the current Interest Period:	_______________
Requested effective date of conversion:	_______________

☐	Converting all or a portion of a Term SOFR Loan into a Daily Simple SOFR Loan

Outstanding principal balance:	$______________
Principal amount to be converted:	$______________
Last day of the current Interest Period:	_______________
Requested effective date of conversion:	_______________

☐	Converting all or a portion of a Daily Simple SOFR Loan into a Base Rate Loan

Outstanding principal balance:	$______________
Principal amount to be converted:	$______________
Requested effective date of conversion:	_______________

☐	Converting all or a portion of a Daily Simple SOFR Loan into a Term SOFR Loan

Outstanding principal balance:	$______________
Principal amount to be converted:	$______________
Requested effective date of conversion:	_______________
Requested new Interest Period:	_______________

Form of Notice of Conversion/Continuation

☐	Continuing all or a portion of a SOFR Loan as a SOFR Loan

Outstanding principal balance:	$______________
Principal amount to be continued:	$______________
Last day of the current Interest Period:	_______________
Requested effective date of continuation:	_______________
Requested new Interest Period:	_______________

☐	Continuing all or a portion of a Daily Simple SOFR Loan as a Daily Simple SOFR Loan

Outstanding principal balance:	$______________
Principal amount to be continued:	$______________
Requested effective date of continuation:	_______________

3.          The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

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Form of Notice of Conversion/Continuation

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Notice of Conversion/Continuation

EXHIBIT F
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Dated as of: _____________
The undersigned Responsible Officer, on behalf of Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.          This certificate is delivered to you pursuant to Section 8.1 of the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.          I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.          I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above.  Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and any action the Borrower has taken, is taking and proposes to take with respect thereto].

4.          As of the last day of the accounting period covered by the financial statements referred to in Paragraph 2 above, the Borrower and its Subsidiaries are in compliance with the financial covenant contained in Section 9.9 of the Credit Agreement as shown on such Schedule 1 (setting forth reasonably detailed calculations of the Consolidated Leverage Ratio).

[5.]          [Attached hereto as Schedule 2 is an updated Perfection Certificate which is true and correct as of the date hereof.][1]

[6.]          [Attached hereto as Schedule 3 is a description of all outstanding Priority Debt as of the end of the accounting period covered by the financial statements referred to in Paragraph 2 above.][2]

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1 To be included in any Compliance Certificate delivered on a date occurring during a Collateral/Covenant period.
2 To be included in any Compliance Certificate delivered on a date occurring during a Collateral/Covenant period.
Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year first written above.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

Form of Compliance Certificate

Schedule 1
 to
 Compliance Certificate

For the Quarter/Year and for the Test Period then ended ______________________ (the “Statement Date”)
1.	Maximum Consolidated Leverage Ratio and Applicable Margin
	(a) Consolidated Total Indebtedness as of the Statement Date	$__________
	(b) Consolidated EBITDA for the Test Period ending on the Statement Date (See next page)	$__________
	Consolidated Leverage Ratio (1(a) divided by 1(b))	____ to 1.00
	Maximum permitted Consolidated Leverage Ratio as set forth in Section 9.9 of the Credit Agreement	4:00 to 1.00[1]
	In Compliance?	Yes/No

1 Provided that during a Leverage Ratio Increase as set forth in Section 9.9 of the Credit Agreement, such ratio shall be 4.50 to 1.00.
Form of Compliance Certificate

Schedule 1
to
Compliance Certificate (cont’d)
	Consolidated EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(a)	Consolidated Net Income
(b)	The following amounts, to the extent deducted in determining Consolidated Net Income:
(i) Consolidated Interest Expense
(ii) All provisions for federal, state and other income taxes
(iii) depreciation and amortization expense, including amortization of goodwill and other intangible assets
(iv) non-cash stock option expense, in each case determined on a consolidated basis in accordance with GAAP
(c)	Sum of (b)(i) through (b)(iv)
(d)	Consolidated EBITDA ((a) plus (c))

Form of Compliance Certificate

EXHIBIT G
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent
FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”).  [It is understood and agreed that the rights and obligations of the Assignees2 hereunder are several and not joint.]3  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	Casey’s General Stores, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of April 21, 2023 among Casey’s General Stores, Inc., as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________][4]

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1  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
2  Select as appropriate.
3  Include bracketed language if there are multiple Assignees.
4  To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.
Form of Assignment and Assumption

Effective Date:   _____________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

Form of Assignment and Assumption

[Consented to and]5  Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent[, an Issuing Lender and Swingline Lender]

By:
Name:
Title:

[Consented to:][6]

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

[Consented to:][7]

[ISSUING LENDER]

By:
Name:
Title:

5  To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement.  May also use a Master Consent.
6  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.  May also use a Master Consent.
7  To be added only if the consent of the Issuing Lender(s) is required by the terms of the Credit Agreement.  May also use a Master Consent.
Form of Assignment and Assumption

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:
Facility Assigned[1]	Aggregate Amount of Commitment/ Loans for all Lenders[2]	Amount of Commitment/ Loans Assigned[3]	Percentage Assigned of Commitment/ Loans[4]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][5]
[and is an Affiliate/Approved Fund of [identify Lender]6]

By:
Name:
Title:

1  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)
2  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
5  Add additional signature blocks, as needed.
6  Select as appropriate.
Form of Assignment and Assumption

ANNEX 1
 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
 ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.
1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1] [Section 8.1]1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

1Update as necessary to refer to appropriate Financial Statement delivery Section in Credit Agreement.
Form of Assignment and Assumption

        3.          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT H-1
to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN LENDERS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

  EXHIBIT H-2
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN PARTICIPANTS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT H-3
 to
 Credit Agreement
 dated as of April 21, 2023
by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANT PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT H-4
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN LENDER PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 21, 2023 (the “Credit Agreement”), by and among Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT I
 to
 Credit Agreement
 dated as of April 21, 2023
 by and among
 Casey’s General Stores, Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF GUARANTY

Form of Guaranty

GUARANTY

dated as of

[__]

among

CASEY’S GENERAL STORES, INC.,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

SCHEDULES
Schedule I	Initial Guarantors

EXHIBITS
Exhibit I	Form of Guaranty Supplement

ii

This GUARANTY, dated as of [__] is among CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), the other Guarantors set forth on Schedule I hereto or otherwise from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Secured Parties (as defined in the Credit Agreement referenced below) (together, with its successors and assigns, the “Administrative Agent”).

Reference is made to the Credit Agreement, dated as of April 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, the Issuing Lenders from time to time party thereto and the Administrative Agent.

The Lenders have agreed to extend credit to the Borrower and the Issuing Lenders have indicated their willingness to issue Letters of Credit on the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and Issuing Lenders to continue to extend such credit are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below). The Guarantors are Affiliates of one another and will derive substantial direct and indirect benefits from the extensions of credit to the Borrower pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders and Issuing Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions.

Section 1.01          Credit Agreement Definitions. Capitalized terms used in this Agreement, including the preamble hereto, and not otherwise defined herein have the meanings specified in Section 1.1 of the Credit Agreement.

The rules of construction specified in Sections 1.2 through 1.10 (inclusive) of the Credit Agreement also apply to this Agreement.

Section 1.02          Other Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Allocable Amount” has the meaning assigned to such term in Article III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guaranteed Obligations” mean the “Secured Obligations” as defined in the Credit Agreement; provided that, for the avoidance of doubt, the “Guaranteed Obligations” of any Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Guarantors” means, collectively, (a) the Borrower (other than with respect to its own obligations) and (b) each Subsidiary listed on Schedule 1 hereto, and any other Person that becomes a party to this Agreement after the effective date hereof pursuant to Section 4.13; provided that if any such Guarantor is released from its obligations here under as provided in Section 4.12, such Person shall cease to be a Guarantor hereunder and for all purposes effective upon such release.

“Guaranty Supplement” means a supplement to this Agreement substantially in the form attached hereto as Exhibit I.

“Qualified ECP Grantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1 a(l 8)(A)(v)(II) of the Commodity Exchange Act.

“Termination Conditions” means (a) the payment in full in cash of the Secured Obligations (other than (x) Secured Hedge Obligations, (y) Secured Cash Management Obligations and (z) contingent indemnification obligations) and (b) the termination of the Revolving Credit Commitment and the termination or expiration of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made).

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

ARTICLE II

Guarantee

Section 2.01        Guarantee. Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, the due and punctual payment of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document, any Secured Cash Management Agreement or Secured Hedge Agreement and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02          Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under any Debtor Relief Law shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor of the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, or the Borrower is joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

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Section 2.03          No Limitations.

(a)          Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, to the fullest extent permitted by Applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender alteration or compromise, and shall be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by Applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by, and to the fullest extent permitted by Applicable Law, each Guarantor waives any defense arising out of, (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand, or to enforce any right or remedy under the provisions of any Loan Document, Secured Cash Management Agreement, Secured Hedge Agreement or otherwise; (ii) any recission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, Secured Cash Management Agreement, Secured Hedge Agreement or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any security held by or on behalf of the Administrative Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of the Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Secured Party or any other Person, where in connection with the Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date or (ix) any other circumstance, any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the satisfaction of the Termination Conditions). Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b)          To the fullest extent permitted by Applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the satisfaction of the Termination Conditions. The Administrative Agent and the other Secured Parties may in accordance with the terms of the Loans Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Conditions have been satisfied. To the fullest extent permitted by Applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by Applicable Law, each Guarantor waives any and all suretyship defenses.

3

(c)         Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or similar foreign, federal or state law to the extent applicable to this Agreement and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance under any Applicable Law.

(d)          Each Guarantor acknowledges that it will receive direct or indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

(e)          Each Qualified ECP Grantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Grantor shall only be liable under this Section 2.03(e) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.03(e), or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws, and not for any greater amount). The obligations of each Qualified ECP Grantor under this Section 2.03(e) shall remain in full force and effect until the Termination Conditions have been satisfied. Each Qualified ECP Grantor intends that this Section 2.03(e) constitute, and this Section 2.03(e) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2.04          Reinstatement. Notwithstanding anything to the contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05         Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

4

Section 2.06         Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07        Representations and Warranties. Each Guarantor hereby represents and warrants that this Agreement (i) has been duly executed and delivered by each Guarantor that is party hereto and (ii) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party hereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or law).

ARTICLE III

Indemnity, Subrogation and Subordination.

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the payments that must be made in order for the Termination Conditions to be satisfied. If any amount shall be paid to the Borrower or any other Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans or other Extensions of Credit made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment of the payments that must be made in order for the Termination Conditions to be satisfied. As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

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ARTICLE IV
Miscellaneous.

Section 4.01         Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 12.1 of the Credit Agreement. All communications and notices hereunder to a Guarantor shall be given in care of the Borrower.

Section 4.02         Waivers; Amendment. (a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document or any Secured Cash Management Agreement or Secured Hedge Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document and each Secured Cash Management Agreement and Secured Hedge Agreement, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law. No waiver of any provision of any Loan Document, any Secured Cash Management Agreement or Secured Hedge Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Extension of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Secured Party in any case shall entitle any Secured Party to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 12.2 of the Credit Agreement.

Section 4.03         Administrative Agent’s Fees and Expenses; Indemnification. (a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder to the extent provided in Section 12.3 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed for this purpose to also be a reference to each “Guarantor.”

(b)          Any such amount payable as provided hereunder shall be additional Secured Obligations guaranteed hereby. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent. All amounts due under this Section 4.03 shall be payable within fifteen Business Days of written demand therefor.

Section 4.04        Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party permitted under the Credit Agreement; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except in a transaction expressly permitted under the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

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Section 4.05          Survival of Agreement. All covenants, agreements, indemnities, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06       Counterparts Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in.pdf or .tif format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders, the Borrower and the other Guarantors shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

Section 4.08          GOVERNING LAW; JURISDICTION, ETC.

(a)         Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

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(b)          Submission to Jurisdiction.  The Borrower and each other Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Arranger, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Guarantor or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue.  The Borrower and each other Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 4.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 4.09        WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.09.

Section 4.10          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11         Obligations Absolute. To the extent permitted by Applicable Law, all rights of the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any Secured Cash Management Agreement, any Secured Hedge Agreement, any other agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any Secured Cash Management Agreement, any Secured Hedge Agreement or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

8

Section 4.12        Termination or Release. (a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when the Termination Conditions have been satisfied.

(b)          A Guarantor shall automatically be released (i) in the circumstances set forth in Section 8.10(c) or 11.9(a)(iii) and (iv) of the Credit Agreement or (ii) upon consummation of any transaction or designation permitted under the Credit Agreement pursuant to which such Guarantor ceases to be a Subsidiary that is required to be a Guarantor, subject to Section 11.9(d) of the Credit Agreement.

(c)           If a Collateral/Covenant Suspension Period occurs, a Guarantor shall automatically be released pursuant to and in accordance with the provisions of Sections 8.10(b) and 11.9(a)(iv) of the Credit Agreement.

(d)         In connection with any termination or release pursuant to this Section 4.12, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to paragraphs (a), (b) or (c) above shall be without recourse, representation or warranty of any kind (whether express or implied) by the Administrative Agent.

(e)          At any time that the respective Guarantor desires that the Administrative Agent take any of the actions described in immediately preceding paragraph (d), it shall deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to paragraphs (a), (b) or (c) above. The Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.12.

Section 4.13          Additional Subsidiaries. To the extent required by Section 8.9 or 8.10 of the Credit Agreement, a Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein, and such Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement. Upon execution and delivery by the Administrative Agent and a Subsidiary of a Guaranty Supplement, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.14      Recourse; Limited Obligations. This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under Applicable Law applied in each jurisdiction in which enforcement is sought.

9

Section 4.15          Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Guarantor against any and all of the obligations of the Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised.  The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 4.16       Secured Parties.  Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Affiliates shall be entitled to all the rights, benefits and immunities conferred under Article XI of the Credit Agreement.

Section 4.17         Acknowledgment Regarding Any Supported QFCs.  The provisions contained in Section 12.23 of the Credit Agreement shall be applicable to this Agreement and each Guaranty Supplement and are hereby incorporated by reference as if fully set forth herein.

[Signature Pages Follow]

10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

CASEY’S GENERAL STORES, INC., as Borrower

By:

Name:

Title:

[_], as a Guarantor

By:

Name:

Title:

Signature Page
Guaranty
Casey’s General Stores, Inc.

ACCEPTED AND AGREED:

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

Signature Page
Guaranty
Casey’s General Stores, Inc.

SCHEDULE I TO GUARANTY

INITIAL GUARANTORS

1.	Casey’s General Stores, Inc.
[_]

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT NO. ___ dated as of _______________, 20____ (this “Guaranty Supplement”), to the Guaranty dated as of [_], among Casey’s General Stores, Inc., the other Guarantors party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent on behalf of the Secured Parties (together, with its successors and assigns, the “Administrative Agent”) (as amended, restated, modified or supplemented from time to time, the “Guaranty”).

A.          Reference is made to the Credit Agreement, dated as of April 21, 2023 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), by, among others, Casey’s General Stores, Inc., an Iowa corporation (the “Borrower”), the Lenders from time to time party thereto, the Issuing Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

B.          Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guaranty, as applicable.

C.          The Guarantors have entered into the Guaranty in order to induce the Lenders and Issuing Lenders to extend credit under the Credit Agreement. Section 4.13 of the Guaranty provides that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned Subsidiary (the “New Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty as consideration for the Extensions of Credit previously made and to be hereafter made under the Credit Agreement and the other Loan Documents.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

Section 1.          In accordance with Section 4.13 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2.          The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Guaranty Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3.          This Guaranty Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Guaranty Supplement that bears the signature of the New Guarantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Guaranty Supplement by telecopy or other electronic imaging means (including in .pdf or .tif format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Guaranty Supplement.

Section 4.          Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect, subject to the termination of the Guaranty pursuant to Section 4.12 thereof.

Section 5.          This Guaranty Supplement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating hereto and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.  This Guaranty Supplement shall be further subject to the provisions of Sections 4.08 and 4.09 of the Guaranty.

Section 6.          If any provision of this Guaranty Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.          All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8.          The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Guaranty Supplement, as provided in Section 4.03 of the Guaranty.

Section 9.          For purposes of New York General Obligations Law §5-1105, the parties hereto agree that the promise by the New Guarantor contained herein is a Guaranty (as defined in the Credit Agreement) and that (i) the consideration for this Guaranty, which is hereby expressed in writing, is the making of the Loans to the Borrower on the Closing Date and from time to time thereafter, the making of Commitments with respect to the Loans on the Closing Date and from time to time thereafter and the other extensions of credit that constitute Obligations under the Credit Agreement from time to time outstanding, and (ii) such Loans, Commitments and other extensions of credit have been given and/or performed and would be valid consideration for this Guaranty Supplement but for the time that they were given (i.e., would have been valid consideration for this Guaranty if the New Guarantor had entered into this Guaranty contemporaneously with the initial making of the Loans, Commitments and other extensions of credit on the Closing Date).

IN WITNESS WHEREOF, the New Guarantor has duly executed this Guaranty Supplement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

Signature Page
Guaranty Supplement
Casey’s General Stores, Inc.

Schedule 1.1(b)

Commitments and Commitment Percentages

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan Commitment	Term Loan Percentage
Wells Fargo Bank, National Association	$114,800,000.00	13.505882353%	$36,200,000.00	14.480000000%
Cobank, ACB	$164,200,000.00	19.317647059%	$50,800,000.00	20.320000000%
Coöperatieve Rabobank U.A., New York Branch	$94,600,000.00	11.129411765%	$30,400,000.00	12.160000000%
BMO Harris Bank, N.A.	$94,600,000.00	11.129411765%	$30,400,000.00	12.160000000%
JPMorgan Chase Bank, N.A.	$81,500,000.00	9.588235294%	$26,500,000.00	10.600000000%
UMB Bank, N.A.	$81,500,000.00	9.588235294%	$26,500,000.00	10.600000000%
Capital One, National Association	$81,500,000.00	9.588235294%	$26,500,000.00	10.600000000%
CIBC Bank USA	$77,300,000.00	9.094117647%	$22,700,000.00	9.080000000%
Goldman Sachs Bank USA	$60,000,000.00	7.058823529%	$0.00	0.000000000%
Total	$850,000,000.00	100.000000000%	$250,000,000.00	100.000000000%

Issuing Lender	L/C Commitment
Wells Fargo Bank, National Association	$12,500,000.00
Cobank, ACB	$12,500,000.00
Coöperatieve Rabobank U.A., New York Branch	$12,500,000.00
BMO Harris Bank, N.A.	$12,500,000.00

Schedule 7.1

Jurisdictions of Organization and Qualification and Subsidiaries

Owner	Subsidiary	Jurisdiction of Incorporation / Organization	% of issued and outstanding shares of the Subsidiary’s capital stock (or other equity interests) owned by Issuer
Casey’s General Store, Inc.	Casey’s Retail Company	Iowa	100
Casey’s General Store, Inc.	Casey’s Marketing Company	Iowa	100
Casey’s General Store, Inc.	Casey’s Services Company	Iowa	100
Casey’s Marketing Company	CGS Stores, LLC	Iowa	100
Casey’s Marketing Company	Heartland Property Company, LLC	Delaware	100
Casey’s Retail Company	Bucks, LLC	Nebraska	100
Casey’s Retail Company	Buchanan Energy (N), LLC	Delaware	100
Casey’s Retail Company	Buchanan Energy (S), LLC	Delaware	100
Casey’s Retail Company	Buck’s LLC of Collinsville	Illinois	100
Bucks, LLC	C.T. Jewell Company, Inc.	Nebraska	100

Schedule 7.17

Material Contracts

Note Purchase Agreement dated June 17, 2013 among the Company and the purchasers of the 3.67% Series A Notes and 3.75% Series B Notes

First Amendment to the 2013 Note Purchase Agreement, dated June 30, 2020

Note Purchase Agreement dated May 2, 2016 among the Company and the purchasers of the 3.65% Series C Notes and 3.72% Series D Notes

First Amendment to the 2016 Note Purchase, dated June 30, 2020

Note Purchase Agreement dated June 13, 2017 among the Company and the purchasers of the 3.51% Series E Notes and 3.77% Series F Notes

First Amendment to the 2017 Note Purchase Agreement, dated June 30, 2020

Note Purchase Agreement dated June 30, 2020 among the Company and the purchasers of the 2.85% Series G Notes and 2.96% Series H Notes

Schedule 9.1

Existing Indebtedness

Capital lease obligations: $78,222,000.

Letter of Credit, issued by UMB Bank, N.A., dated May 9, 2022 for the benefit of the Village of North Aurora in the amount of $432,129.60.

Schedule 9.2

Existing Liens

Casey’s General Stores, Inc.

Lien in favor of American Bank Note Company (as agent for the United States Postal Service) against certain postage equipment, as more fully described in financing statement P10005742-1 (continued under P20000858-0) filed with the Iowa Secretary of State.

Lien in favor of Rock Energy Cooperative against membership patronage capital, as more fully described in financing statement E200036825-1 filed with the Iowa Secretary of State.

Lien in favor of Linn County Rural Electric Cooperative against membership patronage dividends, as more fully described in financing statement E21049618-8 filed with the Iowa Secretary of State.

Lien in favor of Century Laundry Distributing, Inc. against laundry equipment located at one store location, as more fully described in financing statement E21090989-6 filed with the Iowa Secretary of State.

Casey’s Retail Company

Lien in favor of I2 against certain copying and fax equipment, as more fully described in financing statement X19084320-7 filed with the Iowa Secretary of State.

Lien in favor of Dell Financial Services L.L.C. against certain corporate computer equipment, as more fully described in financing statement X20094450-0 filed with the Iowa Secretary of State.

Lien in favor of Arrow Capital Solutions, Inc. against certain corporate subscription software, as more fully described in financing statement X20095733-0 filed with the Iowa Secretary of State.

Lien in favor of De Lage Landen Financial Services, Inc. against certain corporate computer equipment, as more fully described in financing statement X20098384-4 filed with the Iowa Secretary of State.

Lien in favor of Century Laundry Distributing, Inc. against laundry equipment located at one store location, as more fully described in financing statement E22019978-7 filed with the Iowa Secretary of State.

Casey’s Services Company

Liens in favor of Northland Capital Financial Services, LLC against certain tractor trailer units, as more fully described in financing statements E18061698-3, E18065486-7, E18067110-5, E18067114-3, E18069560-3, E18072929-7, E19003307-9 filed with the Iowa Secretary of State.

Schedule 9.4

Existing Benefit Plans

1.	Casey’s General Stores, Inc. 2018 Stock Incentive Plan

2.	Casey’s General Stores 401(k) Plan

Schedule 9.5

Existing Investments

Coop Membership Interest in Associated Wholesale Grocers for $33,000.

Equity Interest in C&R Aviation, Inc of $5,000.

Schedule 9.7

Transactions with Affiliates

None.

Schedule 12.9

Voting Participants

None.